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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

March 19, 2010

Dear Stockholder:

        You are invited to attend Talecris's Annual Meeting of Stockholders on Tuesday, April 20, 2010, at 9:00 a.m., Eastern Time, at The Carolina Inn, 211 Pittsboro Street, Chapel Hill, North Carolina. Registration will begin at 8:00 a.m., Eastern Time.

        Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

        Whether or not you plan to attend in person, your vote is important and you are encouraged to vote promptly. You may vote your shares by Internet or by telephone. If you received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Very truly yours,
Lawrence D. Stern Chairman of the Board of Directors and Chief Executive Officer

Talecris Biotherapeutics Holdings Corp.
4101 Research Commons
79 T.W. Alexander Drive
Research Triangle Park, North Carolina 27709

        March 19, 2010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 2010 Annual Meeting of Stockholders of Talecris Biotherapeutics Holdings Corp. will be held at The Carolina Inn, 211 Pittsboro Street, Chapel Hill, North Carolina, on Tuesday, April 20, 2010 at 9:00 a.m., Eastern Time, for the following purposes:

  1.
  To elect the two directors named in the attached Proxy Statement to hold office for a term of three years;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the company in 2010; and

  3.
  To transact any other business that may properly come before the meeting.

        The board of directors recommends a vote FOR Items 1 and 2. Stockholders of record at the close of business on March 11, 2010 are entitled to notice of, and to vote, on matters to be acted on at the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at our corporate offices for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

        For the convenience of our stockholders, stockholders may listen to the meeting by either (a) calling (888) 679-8037 (US) or (617) 213-4849 (International) and using the participant passcode 70735267; or (b) accessing the following website on the Internet: https://www.theconferencingservice.com/prereg/key.process?key=PCCC6DPMG.

By order of the board of directors,
John F. Gaither, Jr. Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 20, 2010

        This Proxy Statement relating to the 2010 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended December 31, 2009 are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=16267.

Talecris Biotherapeutics Holdings Corp.
4101 Research Commons
79 T.W. Alexander Drive
Research Triangle Park, North Carolina 27709

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

        The accompanying proxy is solicited on behalf of the board of directors of Talecris Biotherapeutics Holdings Corp. (hereinafter referred to as "us", "we," "our," or the "company") for use at the 2010 Annual Meeting of Stockholders to be held on Tuesday, April 20, 2010 at 9:00 a.m., Eastern Time, at The Carolina Inn, 211 Pittsboro Street, Chapel Hill, North Carolina. On or about March 19, 2010, we began mailing our proxy materials to stockholders. Stockholders may also vote online at www.voteproxy.com, and access our proxy materials via the Internet at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=16267.

Q:    Who is entitled to vote?

A:
All record holders of our common stock as of the close of business on March 11, 2010 are entitled to vote. On that day, 122,595,989 shares were issued and outstanding. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:    How do I vote?

A:
We offer registered stockholders three ways to vote, other than by attending the Annual Meeting and voting in person:

•
By Internet, following the instructions at vote online at www.voteproxy.com or the proxy card;

•
By telephone, using the telephone number printed on the proxy card; or

•
By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Q:    What does it mean to vote by proxy?

A:
It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

•
FOR the election of the board of directors' nominees for director; and

•
FOR the ratification of the appointment of PricewaterhouseCoopers LLP (hereinafter referred to as "PwC") as our independent registered public accounting firm.

Q:    What if I submit a proxy and later change my mind?

A:
If you have given your proxy and later wish to revoke it, you may do so by giving written notice to the Secretary, submitting another proxy bearing a later date (in any of the permitted forms), or casting a ballot in person at the Annual Meeting.

Q:    What happens if other matters are raised at the meeting?

A:
If other matters are properly presented at the meeting, the individuals named as proxies will have the discretion to vote on those matters for you in accordance with their best judgment. However,

  our Secretary has not received timely and proper notice from any stockholder of any other matter to be presented at the meeting.

Q:    How is it determined whether a matter has been approved?

A:
Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting will be determined by a majority of the votes cast by the stockholders entitled to vote at the Annual Meeting.

Q:    Who will count the vote?

A:
Representatives of American Stock Transfer & Trust Company, LLC will tabulate the votes and act as the Inspector of Election at the Annual Meeting.

Q:    What constitutes a quorum?

A:
A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:    What are broker non-votes?

A:
Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the meeting. As a result of a recent amendment to rules applicable to most brokers, brokers will not be able to vote shares in uncontested director elections without instruction from the beneficial owner of the shares. The nominees may vote shares without instruction only on matters deemed "routine," such as the ratification of the appointment of the independent registered public firm.

Q:    What effect does an abstention have?

A:
Abstentions will have the same effect as a vote against any of the matters specified in the Notice of Annual Meeting.

Q:    What shares are covered by the proxy card?

A:
The proxy card covers all shares held by you of record (i.e., registered in your name). If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

Q:    Does the company offer an opportunity to receive future proxy materials electronically?

A:
Yes. If you wish to receive future proxy materials over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option to elect electronic delivery while voting.

  If you elect electronic delivery, the company will discontinue mailing the proxy materials to you beginning next year and will send you an e-mail message notifying you of the Internet address or addresses where you may access next year's proxy materials and vote your shares. You may discontinue electronic delivery at any time.

Q:    What are the benefits of electronic delivery?

A:
Electronic delivery reduces the company's printing and mailing costs as well as the environmental impact of the Annual Meeting. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares over the Internet. If you have shares in more than one account, it also is an easy way to avoid receiving duplicate copies of proxy materials.

 Board of Directors

        The name, age as of March 1, 2010, and year in which the term expires of each member of our board of directors is set forth below:

Name	Age	Position	Term Expires
Stuart A. Auerbach	51	Director	2010
Richard A. Charpie, PhD	57	Director	2012
Paul N. Clark	63	Director	2010
W. Brett Ingersoll	46	Director	2011
James T. Lenehan	61	Director	2012
Kenneth J. Martin	55	Director	2010
Steven F. Mayer	50	Director	2012
Dean J. Mitchell	54	Director	2012
Lawrence D. Stern	53	Chairman and Chief Executive Officer	2011
Ruedi E. Waeger, PhD	66	Director	2011

        Our board of directors currently consists of ten members and is divided into three classes. Following the 2010 Annual Meeting, the size of the board of directors will be reduced to nine members. The directors in each class serve three-year terms. At the 2010 Annual Meeting, the stockholders will vote on the election of Paul N. Clark and Kenneth J. Martin as directors to serve for a three-year term until the annual meeting of stockholders in 2013 and until their successors are elected and qualified. All directors hold office until the annual meeting of stockholders at which their terms expire and until the election and qualification of their successors.

        Our Bylaws require that unless otherwise specified by law, our Certificate of Incorporation or Bylaws, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy will decide any question brought before a meeting of stockholders where a quorum is present. As a result, an election of directors by our stockholders will require an affirmative vote by a majority of the votes present and entitled to vote at the meeting on the election of directors. Abstentions will act as a vote against a director.

        All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the board of directors. No nominations for directors were received from stockholders and no other candidates are eligible for election as directors at the 2010 Annual Meeting. Unless proxy cards are otherwise marked, the individuals named as proxies intend to vote the shares represented by proxy in favor of all of the board of directors' nominees.

        Set forth below is information concerning the nominees for election as well as information concerning the current directors in each class continuing after the 2010 Annual Meeting. The board of directors recommends a vote FOR the election of each of the director nominees.

Nominees for Election as Directors (Term Expires 2013)

        Paul N. Clark has been a member of our board of directors since September 2007 and currently serves on the audit and compensation committees. Prior to joining us, Mr. Clark served as Chief Executive Officer and President from June 1999, and Chairman of the Board of Directors from February 2000, until February 2007 of ICOS Corporation, a biotechnology company. Prior to ICOS, Mr. Clark was with Abbott Laboratories from 1984 to 1998, where he had responsibility for pharmaceuticals and other businesses, retiring from Abbott as Executive Vice President and a board member. Mr. Clark is also a director of Agilent Technologies, Inc., Amylin Pharmaceuticals Inc., Harlan Labs and Catalent Pharma Solutions. Mr. Clark was named interim Chief Executive Officer of Harlan

Labs in December 2009. Mr. Clark received his BS in finance from University of Alabama and his MBA from Dartmouth College, Amos Tuck School.

        Mr. Clark's financial expertise, experience as a director of public companies, independence, knowledge of the biotherapeutics industry and related industries, and his performance as a board member of the company led the board of directors to conclude that he should be nominated to serve another term as a director.

        Kenneth J. Martin has been a member of our board of directors since September 2007 and serves on our executive committee and as chairman of our audit committee. Prior to joining us, Mr. Martin served as Chief Financial Officer and Vice Chairman of Wyeth, a company engaged in the pharmaceuticals, consumer healthcare and animal health sectors, from April 2006 through June 2007. While an executive officer at Wyeth, Mr. Martin was a member of the management, law/regulatory review, operations, human resources and benefits and retirement committees. Prior to such time, Mr. Martin had served in a variety of other executive capacities at Wyeth, including Executive Vice President and Chief Financial Officer from June 2002 to April 2006. In addition to serving on the board of directors of our company, Mr. Martin is also a member of the board of directors and chairman of the audit committee of WABCO Holdings. He earned his BBA in Accounting from Hofstra University.

        Mr. Martin's financial expertise (including his qualifications as an audit committee financial expert), experience as an officer and director of public companies, independence, knowledge of the biotherapeutics industry and related industries, and his performance as a board member of the company led the board of directors to conclude that he should be nominated to serve another term as a director.

Directors Continuing in Office (Term Expires 2011)

        W. Brett Ingersoll has been a member of our board of directors since April 2005 and currently serves as chairman of the compensation committee. Mr. Ingersoll has served as senior managing director and co-head of private equity at Cerberus Capital Management, L.P. (hereinafter referred to as "Cerberus") since 2003. In addition to serving on the board of directors of our company, Mr. Ingersoll is also a member of the boards of directors of the following public companies: ACE Aviation Holdings (compensation and audit committees) and AerCap Holdings N.V. (nomination and compensation committee). Mr. Ingersoll received his BA in Economics from Brigham Young University and his MBA from Harvard Business School.

        Mr. Ingersoll's financial expertise, management advisory expertise, experience as a director of public companies, relationship with one of the company's largest stockholders and knowledge of the biotherapeutics industry and related industries, and his performance as a board member of the company led the board of directors to conclude that he should continue to serve as a director of the company.

        Lawrence D. Stern has served as our Chairman and Chief Executive Officer since June 2007, as a director since April 2005, and currently serves as chairman of the executive committee and as a member of our compliance committee. He was previously our Executive Chairman from April 2005 until June 2007. From December 2003 until March 2005, Mr. Stern worked primarily with Cerberus and Ampersand in connection with our formation transaction. From January through November 2003, Mr. Stern worked as an independent consultant supporting debt and equity transactions. Mr. Stern received his BS in Chemical Engineering from Cornell University and his MS from the Massachusetts Institute of Technology.

        Mr. Stern's experience as our Chairman and Chief Executive Officer, and his involvement with our formation and transition to a public company, along with his knowledge of our company, management skills, and his performance as a board member of the company led the board of directors to conclude that he should continue to serve as a director of the company.

        Ruedi E. Waeger, PhD has been a member of our board of directors since April 2005 and currently serves on the nominating and governance committee and as chairman of the compliance committee. Prior to coming to Talecris, Dr. Waeger was President and CEO of Aventis Behring LLC, a plasma therapeutics business, for more than five years prior to its acquisition by CSL Ltd. in 2004 to form ZLB Behring. Dr. Waeger has over 30 years of experience in the global pharmaceutical and therapeutic protein industry. Prior to that, Dr. Waeger was President and Chief Executive Officer of ZLB Central Laboratories and Blood Transfusion Service of the Swiss Red Cross. Dr. Waeger also serves on the compensation committee of the board of directors at Alexion Pharmaceuticals, Inc., a manufacturer of pharmaceuticals for the treatment of immunological and autoimmune diseases, and served on the board of Guidant Corp. until 2006. Dr. Waeger earned a PhD in Biochemistry from the Swiss Federal Institute of Technology.

        Dr. Waeger's expertise in the pharmaceutical and therapeutic protein industry and his experience as a board member and chief executive officer of leading pharmaceutical companies, and his performance as a board member of the company led the board of directors to conclude that he should continue to serve as a director of the company.

Directors Continuing in Office (Term Expires 2012)

        Richard A. Charpie, PhD has been a member of our board of directors since April 2005. Dr. Charpie has been a managing general partner at Ampersand since its founding in 1988 as a spin-off from PaineWebber Incorporated. Dr. Charpie has served as a director of more than thirty-five public and private companies. Dr. Charpie earned both his BS and MS in Physics from the Massachusetts Institute of Technology. He also earned his PhD in Economics and Finance from the Massachusetts Institute of Technology.

        Dr. Charpie's financial expertise, experience as a director of public companies, relationship with one of the company's largest stockholders, knowledge of the biotherapeutics industry and related industries, and his performance as a board member of the company led the board of directors to conclude that he should continue to serve as a director of the company.

        James T. Lenehan has been a member of our board of directors since April 2005 and currently serves as chairman of the nominating and governance committee and also serves on the compliance committee. Since October 2004, Mr. Lenehan has also been a consultant for Cerberus. Prior to that, Mr. Lenehan served in a variety of positions at Johnson & Johnson from October 1976 until he retired as Vice Chairman in June 2004. In addition, Mr. Lenehan is a member of the board of directors of Medtronic Inc., and Aton Pharmaceuticals. Mr. Lenehan earned his BA in Economics from the University of Akron and his MBA from Northwestern University.

        Mr. Lenehan's management expertise, experience in the biotherapeutics industry and related industries, experience as a director of public companies, and his performance as a board member of the company led the board of directors to conclude that he should continue to serve as a director of the company.

        Steven F. Mayer has been a member of our board of directors since April 2005 and currently serves on the executive committee. Mr. Mayer has been managing director of Cerberus California, LLC and predecessor entities since November 2002 and also serves as co-head of private equity at Cerberus. In addition to serving on the board of directors of our company, Mr. Mayer is also a member of the board of directors of BlueLinx Holdings, Inc. as well several privately held companies. Mr. Mayer received his AB from Princeton University and his JD from Harvard Law School.

        Mr. Mayer's financial expertise, management advisory expertise, experience as a director of public companies, relationship with one of the company's largest stockholders, knowledge of the biotherapeutics industry and related industries, and his performance as a board member of the company led the board of directors to conclude that he should continue to serve as a director of the company.

        Dean J. Mitchell has been a member of our board of directors since December 2009 and currently serves on the compensation committee. Mr. Mitchell most recently served as president and CEO of Alpharma Inc. ("Alpharma"), a global specialty pharmaceutical company, and was also a member of its board of directors. Alpharma was acquired by King Pharmaceuticals, Inc. in December 2008, and he ceased to be a director of Alpharma in December 2008. Prior to his tenure at Alpharma, Mr. Mitchell was president, CEO, and a director of Guilford Pharmaceuticals Inc. from December 2004 until its acquisition by MGI Pharma Inc. in October 2005. Mr. Mitchell served on the board of MGI Pharma, Inc. following the acquisition until MGI Pharma, Inc. was acquired in January 2008. Mr. Mitchell was at Bristol-Myers Squibb from 2001 until 2004 in several roles, including president, international pharmaceuticals; president, U.S. primary care; and vice president, strategy. He also spent 15 years at GlaxoSmithKline and its predecessor companies, most recently as senior vice president, clinical development and product strategy, from 1999 to 2001, and prior to that as vice president and general manager of specialty divisions, strategic planning, and business development from 1995 to 1999. Mr. Mitchell has served on the board of directors of ISTA Pharmaceuticals since July 2004. He received his MBA from City University Business School (London, UK) and his B.Sc. in biology from Coventry University, UK.

        Mr. Mitchell's management expertise and experience in the biotherapeutics industry and related industries and his performance as a board member of the company led the board of directors to conclude that he should continue to serve as a director of the company.

Board Composition

        The company's Certificate of Incorporation provides for a "classified" board of directors consisting of three classes. The number of directors is currently fixed at ten, with three directors in each of Classes I and II and four directors in Class III. Mr. Stuart Auerbach, one of our directors, has decided not to seek reelection to our board when his term expires after our 2010 annual meeting. We thank Mr. Auerbach for his long-standing service as a director. As a result, the size of our board will be reduced to nine directors, with two directors in Class I, three directors in Class II, and four directors in Class III.

Director Independence

        Our board of directors has affirmatively determined that each of Paul N. Clark, Kenneth J. Martin, Ruedi E. Waeger and Dean J. Mitchell are "independent," as defined by the current rules under the listing standards of The Nasdaq Stock Market and the applicable rules of the Securities and Exchange Commission.

        We do not currently have an obligation to ensure a majority of our directors are independent. We were a "Controlled Company" under Nasdaq Marketplace Rule 5615(c) until January 21, 2010 (given that, until that date, greater than 50% of our voting stock was held or controlled by Talecris Holdings, LLC). We currently have a majority of independent directors on our compensation committee and nominating and governance committee and under Nasdaq rules pertaining to the phase-in of corporate governance requirements for companies that cease to be "controlled companies," all directors on these committees and a majority of our board of directors will need to meet Nasdaq independence standards by January 21, 2011.

Committees of the Board of Directors

        The standing committees of the board of directors are the audit committee, compensation committee, executive committee, compliance, quality and public policy committee, and the nominating and governance committee. Each committee is governed by a written charter. All committee charters are available on our website at www.talecris.com under "Investor Relations—Corporate Governance—Highlights" and in print upon request by writing to: Secretary, Talecris Biotherapeutics Holdings Corp., 4101 Research Commons, 79 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709.

        The company's board of directors met 12 times during fiscal year 2009. The audit committee met 6 times, the compensation committee met 10 times, the nominating committee met 2 times, the compliance, quality and public policy committee met 6 times, and the executive committee met 14 times during fiscal year 2009. Each member of the board of directors attended 75% or more of the aggregate of (i) the total number of board of directors meetings held during the period of such member's service and (ii) the total number of meetings of board committees on which such member served, during the period of such member's service.

        While we are not required by the rules of The Nasdaq Stock Market or the Securities and Exchange Commission to establish an executive committee or a compliance committee, our board of directors believes having such committees is beneficial to us.

        Audit Committee.    Our audit committee consists of Kenneth J. Martin, Stuart Auerbach and Paul N. Clark. Mr. Martin is the chair of the committee. The board of directors has determined that Paul N. Clark and Kenneth J. Martin are independent directors and meet the eligibility standards for audit committee service under the rules of the Nasdaq Stock Market. The board of directors has determined that Kenneth J. Martin qualifies as an "audit committee financial expert" as defined by the rules of the Securities and Exchange Commission. The purpose of the audit committee is to oversee the accounting and financial reporting processes of the company and audits of its financial statements. Our audit committee assists our board of directors in its oversight of the integrity of our financial statements, our independent registered public accounting firm's qualifications and independence and the performance of our independent registered public accounting firm. The responsibilities of the audit committee include appointing and providing the compensation of the independent accountants to conduct the annual audit of our accounts, reviewing the scope and results of the independent audits, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to the company by its independent accountants. The Audit Committee Report appears on page 53.

        We became listed on the Nasdaq Global Select Market on October 1, 2009. As a recently listed company, we are not required to have all members of our audit committee meet the definition of "independent" under Securities and Exchange Commission rules applicable to audit committee members until September 30, 2010 (the first anniversary of the effectiveness of our registration statement). Despite not being required to do so due to the phase-in exception discussed in the immediately preceding sentence, we have determined that two of the three members of our audit committee, Paul N. Clark and Kenneth J. Martin, meet the definition of "independent" under Securities and Exchange Commission rules. We do not believe that our reliance on the "phase-in" exemption from the requirement to have a fully independent audit committee will materially adversely affect the ability of the audit committee to act independently and to satisfy any applicable requirements.

        Executive Committee.    Messrs. Mayer, Auerbach, Martin and Stern are members of our executive committee. Mr. Stern is the chair of the committee. Except as otherwise provided in its charter, our executive committee exercises the power and duties of our board of directors between board meetings and implements policy decisions of the board of directors. The committee furthermore assists our board of directors in fulfilling its responsibilities with respect to corporate funding policy, securities offerings, budgets and financial objectives, financial commitments, dividends and related policies.

        Compensation Committee.    Paul N. Clark, W. Brett Ingersoll and Dean J. Mitchell are the members of our compensation committee. Mr. Clark and Mr. Mitchell have been affirmatively determined by our board of directors to be "independent," as defined by the current rules of The Nasdaq Stock Market. Mr. Ingersoll is the chair of the committee. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The committee reviews and approves corporate goals and objectives relevant to compensation of the chief executive officer, evaluates the chief executive officer's performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board of directors) determines and approves the chief executive officer's compensation level based on this evaluation. The committee also approves or makes recommendations to the board of directors with respect to the compensation of our other executive officers. The compensation committee administers the company's benefit plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The Compensation Committee Report appears on page 12.

        In fulfilling its responsibilities, the compensation committee is entitled to delegate any or all of its responsibilities to a subcommittee consisting of one or more members, provided that the delegation is not required by any law, regulation or listing standard to be exercised by the compensation committee as a whole. The compensation committee may delegate to a committee of management responsibility concerning administration and investment of funds under the terms of the company's Employee Savings Plan, welfare plans, and the Employee Retirement Income Security Act of 1974. In addition, the compensation committee may delegate authority to one or more of its members or to the CEO and/or to one or more executive officers of the company with respect to compensation determinations for persons who are not executive officers; provided that the committee shall not delegate to the CEO or any executive officer (i) the power to grant stock options, restricted stock, or other equity compensation, or (ii) any power or authority required by any law, regulation or listing standard to be exercised by the compensation committee as a whole or by any subcommittee thereof.

        The compensation committee has directly engaged Hewitt Associates (hereinafter referred to as "Hewitt") as its compensation consultant. Additionally, Hewitt assists the committee with the compilation of market data from time to time. Hewitt reports directly and exclusively to the committee and provided no other services to the company except for advising on executive and board of directors compensation matters and other unrelated matters that resulted in de minimis costs. Hewitt provides analyses and recommendations that inform the committee's decisions, but it does not decide or approve any compensation actions. During 2009, Hewitt advised the committee chairman on setting agenda items for committee meetings; reviewed management proposals presented to the committee; evaluated market data compiled by Hewitt; and conducted a review of the structure and level of compensation for non-employee directors.

        Nominating and Governance Committee.    James T. Lenehan, Dean J. Mitchell and Ruedi E. Waeger are the members of our nominating and governance committee (hereinafter referred to as the "nominating committee"). Mr. Mitchell and Mr. Waeger have been affirmatively determined by our board of directors to be "independent," as defined by the current rules of The Nasdaq Stock Market. Our nominating committee is responsible for developing and recommending criteria for selecting new directors.

        Compliance, Quality and Public Policy Committee.    James T. Lenehan, Lawrence D. Stern and Ruedi E. Waeger are the members of our compliance, quality and public policy committee. Mr. Waeger is the chair of the committee. The scope of the committee's responsibilities includes all aspects of compliance and quality assurance for the company and all aspects of public affairs for the company, but excludes financial controls, the internal financial audit, and reporting responsibilities that are within the scope of the audit committee.

 Corporate Governance

Code of Conduct

        We have adopted a code of conduct that applies to all members of our board of directors and all employees of the company, including the Chief Executive Officer, Chief Financial Officer, and other senior financial officers. The Code of Ethics and Business Conduct is available on our website at www.talecris.com under "Corporate Governance—Conduct" and in print upon request by writing to: Secretary, Talecris Biotherapeutics Holdings Corp., 4101 Research Commons, 79 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709. We have not granted any waivers under this policy to any of our directors or executive officers. Any waiver will be disclosed in accordance with Nasdaq requirements, which currently require the filing of a Form 8-K.

Executive Sessions

        The independent directors of the board of directors met in executive session without management on one occasion in 2009 on May 21, 2009. The audit committee is required by its charter to meet periodically with management, appropriate staff of the internal audit department and the independent auditor in separate executive sessions at least twice a year, and is required to meet with the independent auditors and management quarterly to review the company's financial statements.

Board Structure

        Our governance structure combines the roles of principal executive officer and board chairman. This structure was originally established while we were a private company and we believe that this structure aided us in transitioning our company into an independent company and in our completion of multiple tasks up through and including our initial public offering. We continue to believe that this structure helps our management and board work together for the benefit of all of our stockholders. Since our principal executive officer is the board chairman, he has additional authority to focus the board on key issues that management perceives regarding our operations.

        Our board monitors our exposure to a variety of risks through our audit committee and our compliance, quality and public policy committee. Our audit committee charter gives the audit committee responsibilities and duties that include discussing with management, the internal audit department and the independent auditors our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. Pursuant to the charter, such discussions should also include our exposure to counterparties or other institutions which we believe are at risk of significant financial distress. In addition, our compliance, quality and public policy committee works with management to monitor the quality of our products and our manufacturing processes. Failure to maintain our current Good Manufacturing Practices would expose us to significant business risks.

Nomination of Directors

        Criteria for Board of Directors Membership.    In selecting candidates for appointment or re-election to the board of directors, the nominating committee considers the appropriate balance of experience, skills and characteristics required of the board of directors, and that members of the company's audit committee meet the financial literacy and sophistication requirements under the rules of the Nasdaq Stock Market and at least one of them qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the company's business environment, and willingness to devote adequate time to board of directors duties.

        Our nominating committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees, although it considers diversity as one factor in indentifying candidates. As a company, we are committed to creating and sustaining a culture of inclusion and fairness. Our policy on diversity is part of our Code of Ethics and Business Conduct and is available on our website at www.talecris.com under "Investor Relations—Corporate Governance—Conduct." We believe diversity is important to our success in many ways, including the recruitment and retention of top talent.

        Stockholder Nominees.    The nominating committee will consider written proposals from stockholders for nominees for director. Any such nominations must be submitted to the nominating committee in accordance with Section 2.10 of the company's Bylaws to: Secretary, Talecris Biotherapeutics Holdings Corp., 4101 Research Commons, 79 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709.

        For a stockholder, other than Talecris Holdings LLC, to make any nomination of a person or persons for election to the board of directors at an annual meeting, the stockholder must provide timely notice and certain information about the stockholder and the nominee. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting, or, if such meeting is announced later than the ninetieth (90th) day prior to the date of such meeting, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.11 of the Bylaws) of the date of such annual meeting was first made.

        Information must be provided for (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (iii) any affiliate or associate of such stockholder or beneficial owner, and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is acting in concert. Each such person must provide, (A) the name and address of such person (including, if applicable, the name and address that appear on the company's books and records); and (B) the class or series and number of shares of the company that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) by such person, except that such person shall in all events be deemed to beneficially own any shares of any class or series of the company as to which such person has a right to acquire beneficial ownership at any time in the future. In addition, each person must provide information relating to their derivative and short positions in the company's securities, as set out in the company's Bylaws.

        In addition, each director nominee must provide the same information, as well as all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any nominating stockholder, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is acting in concert, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under

Regulation S-K if such nominating stockholder were the "registrant" for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and a completed and signed questionnaire, provided by the company's Secretary relating to any voting commitments.

        The company may require any proposed nominee to furnish such other information (A) as may reasonably be required by the company to determine the eligibility of such proposed nominee to serve as an independent director of the company or (B) that could be material to a reasonable stockholder's understanding of the independence or lack of independence of such proposed nominee.

        A copy of the full text of the provisions of the company's Bylaws dealing with stockholder nominations of directors is available to stockholders from the Secretary of the company upon written request and on our website at www.talecris.com under "Investor Relations—Corporate Governance—Highlights."

        Process for Identifying and Evaluating Nominees.    The nominating committee believes the company is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for board of directors membership, the nominating committee will renominate incumbent directors who continue to be qualified for board of directors service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the board of directors occurs between annual stockholder meetings, the nominating committee will seek out potential candidates for board of directors appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the board of directors, senior management of the company and, if the nominating committee deems appropriate, a third-party search firm. The nominating committee will evaluate each candidate's qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the nominating committee. Candidates meriting serious consideration will meet with additional members of the board of directors. Based on its input, the nominating committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the board of directors that this candidate be appointed to fill a current vacancy on the board of directors, or presented for the approval of the stockholders, as appropriate.

        As a company that only completed its initial public offering in October 2009 and was considered a "Controlled Company" until January 21, 2010, all of the company's existing directors were selected directly by or, with input from, its controlling stockholder. One of the responsibilities delegated to our nominating committee pursuant to its charter is to identify individuals believed to be qualified to become board members, including nominees recommended by our stockholders. The nominating committee will evaluate nominees recommended by stockholders on the same basis as it evaluates other nominees. The nominating committee has not developed a set of criteria for selecting nominees generally, but instead develops profiles of differing skill sets and then seeks nominees for each skill set. The nominating committee develops these profiles based on what it perceives as useful additional skill sets that will bring value to the board as a whole. The skills sought for each profile differ, but all such profiles require that the nominee have the time and inclination to be a knowledgeable and involved board member.

 Communications with Directors

        Stockholders who wish to communicate with our directors to report complaints or concerns related to accounting, internal accounting controls or auditing may do so using the audit committee procedures for the receipt of such communication. The procedures allow submitting the complaint or concern either online or telephonically with a more detailed description of the procedures provided in our Code of Ethics and Business Conduct and is available on our website at www.talecris.com under "Investor Relations—Corporate Governance—Conduct."

        The company has a policy of encouraging all directors to attend the annual stockholder meetings. This will be our first annual meeting as a public company.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists, or in the past fiscal year has existed, between any member of our compensation committee and any member of any other company's board of directors or compensation committee. None of the members of our compensation committee has ever been our employee.

Compensation Committee Report

        The compensation committee has reviewed and discussed with company management the Compensation Discussion and Analysis. Based on that review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the compensation committee of the board of directors:

  Paul N. Clark
  W. Brett Ingersoll
  Dean J. Mitchell

Compensation Discussion & Analysis

Compensation Objectives

        We design our owner-entrepreneur focused executive compensation policies and program with the goal of attracting, motivating and retaining the highest quality executives. We have historically constructed our executive compensation program and its various elements to reflect both market practices and our stockholders' interests, with executive management holding a significant equity stake through our long-term incentive plan.

        The primary objective of our overall executive compensation program is to provide balanced, comprehensive, competitive and cost-effective rewards in the short and long term. The compensation committee of our board of directors has designed and administered our executive compensation program with the following objectives in mind:

  •
  Compensation is performance-based:  A substantial portion of the total compensation opportunity should be variable and dependent upon our operating and financial performance against pre-established goals as approved by the compensation committee. We believe that an appropriate balance between base compensation and at-risk incentive compensation helps to ensure that our management is motivated to achieve our near-term and long-term goals and objectives, without materially affecting operating or financial risk or volatility.

  •
  Compensation is aligned with stockholder interests:  Our compensation program should align the interests of executives with the long-term interests of our stockholders by providing incentives to maximize the value of our company for our stockholders. Several components of our executive compensation vary with our results, aligning our executives' interests with those of our stockholders. All of our executive officers hold a significant equity stake in our company through ownership of stock options, restricted stock, and restricted stock units (whether vested or unvested).

  •
  Compensation supports the business strategy:  Our compensation program is designed to reinforce our underlying business strategy and objectives by rewarding successful achievement of our business goals. We design our executive compensation to provide incentives to executives to achieve strategic objectives in a manner consistent with our goals.

  •
  Compensation opportunities are market competitive and promote the retention of key executive officers: Our compensation program is designed to attract experienced executives who are proven managers and consistently deliver operational and financial results, as well as retain our executive talent in a highly competitive market while managing costs.

General Executive Compensation Process

        Our compensation committee, which consists entirely of non-employee members of our board of directors, establishes total compensation opportunities (and each of the individual elements) for Lawrence D. Stern, our Chairman and Chief Executive Officer (our CEO). The compensation committee also approves the compensation of our other executive officers with input from our CEO. The compensation committee routinely meets in executive session (without the CEO or other officers present).

        The compensation committee considers and determines the compensation package for our CEO based on a consideration of individual performance, stockholder return and stockholder value. Upon consideration of these factors, the compensation committee determines the total compensation as well as the appropriate mix of the elements of compensation. Based on a consideration of individual performance and market data provided by third-party consultants, Hewitt, our CEO provides recommendations to the compensation committee for the compensation levels for all of our executive officers (other than himself) as well as our other executives. The compensation committee specifically approves all compensation for all of our executive officers as well as some other senior executives. Our compensation committee evaluates base salary, annual incentive awards and target long-term incentive (i.e., total compensation) relative to the market data provided by Hewitt. These compensation elements are evaluated individually and in total.

        In performing its duties, our compensation committee is assisted by Hewitt. The consultants assist the compensation committee in designing the company's compensation philosophy and assessing the competitiveness of the company's compensation program, and also assist with the preparation of this Compensation Discussion & Analysis. The consultants provide market data, including regular assessment of our relative position among a group of companies that they identify as a cross-section of U.S. biopharmaceutical companies (peer group companies). For compensation decisions made through the end of April 2009, our peer group companies were:

Amylin Pharmaceuticals Inc.	Forest Laboratories Inc.	Perrigo Co.
APP Pharmaceuticals Inc.	Imclone Systems Inc.	Sepracor Inc.
Barr Pharmaceuticals Inc.	King Pharmaceuticals Inc.	Valeant Pharmaceuticals Intl.
Biovail Corp.	K V Pharmaceutical Co.	Warner Chilcott Ltd.
Cephalon Inc.	Mylan Inc.	Watson Pharmaceuticals Inc.
Endo Pharmaceuticals Hldgs.	Par Pharmaceuticals Inc.

        This peer group was chosen because they are companies within our industry (biopharmaceutical) and because their data was available through published industry compensation surveys. One of the challenges for our compensation committee has been to collect relevant competitive data for private companies such as our company until our initial public offering on October 1, 2009.

        For compensation decisions made after April 2009, our peer group companies were:

Abbott Laboratories	Bristol-Myers Squibb Company	King Pharmaceuticals, Inc.
Alcon Laboratories	Catalent Pharma Solutions, Inc.	Medtronic, Inc.
Allergan, Inc.	Covidien	Merck & Co., Inc.
Alpharma Inc.	Edwards Lifesciences LLC	Pfizer Inc.
Amgen Inc.	Eli Lilly and Company	Sanofi Pasteur
Bausch & Lomb Incorporated	GlaxoSmithKline plc	Takeda Pharmaceuticals North America, Inc.
Baxter International Inc.	Hospira Inc.	Ventana Medical Systems, Inc.

        This peer group was chosen because they are companies within our industry (biopharmaceutical) and because their data was available through Hewitt. This peer company data was regressed to Talecris revenue size for comparison purposes. Due to the dynamic nature of the biopharmaceutical industry, the composition of our selected peer group companies may change over time.

        To further assist in our market analysis and design of competitive compensation programs, plans and policies, in 2009 we and the compensation committee also looked to two published industry compensation surveys, the Radford-Aon Life Sciences Compensation survey and the Hewitt TCM Pharma / Bio Group survey. In reviewing these published industry compensation surveys, the compensation committee reviewed only aggregate data and did not review data specific to any individual company.

        We consider all of these sources together, the peer group company data and the published industry compensation survey data, to be our "executive market data."

Elements of Compensation

        The primary elements of our executive compensation are:

          (1)   annual base salary,

          (2)   annual incentive award opportunity (under the Management Bonus Plan),

          (3)   long-term incentive compensation (stock options, restricted stock, restricted stock units and, in 2010, performance shares),

          (4)   special recognition bonus and special bonus, and

          (5)   contractual severance and change-of-control benefits.

        Our executives also receive certain other benefits that are available to most salaried employees, such as participation in general health, life and disability insurance plans, profit-sharing and 401(k) savings plans.

        We set base salary at a level that reflects the value an executive brings to our company on a day-to-day basis. The annual incentive award is designed to reward achievements during a given year, while long-term incentive compensation serves to drive performance that reflects stockholder interests and provides rewards commensurate with investor returns. The 2006 restricted stock and special recognition bonus awards recognized certain key executives' contributions to extraordinary value created since our inception. In addition, we recognize that it is possible that our company may be involved in a transaction involving a change of control, and that in the future this possibility could result in the departure or distraction of our executives to the detriment of our business. The compensation committee and our board of directors believe that the prospect of such a change of control would likely result in our executives facing uncertainties as to how the change of control might affect them. To allow our executives to focus solely on making decisions that are in the best interests of our stockholders in the event of a possible, threatened or pending change of control transaction, and to encourage them to remain with our company despite the possibility that the change of control might affect them adversely, we have given certain of our executive officers contractual change-of-control benefits. Severance and change-of-control benefits are also designed to provide some measure of financial security following termination of employment under certain defined circumstances. The compensation committee determines the appropriate mix of these elements.

        In setting compensation levels for the annual base salary and annual incentive compensation categories, we generally follow competitive practices among our peer group. Because of our history and circumstances, however, our long-term incentive and special recognition bonus compensation are implemented and managed to meet our specific needs and objectives. The percentage of total compensation allocated to base salary, annual incentive, long-term incentive and special recognition bonus awards varies by individual, and that individual determination is based on the responsibilities of the individual executive. As a general matter, however, we have targeted the median of market salaries and annual incentives and allocated a higher percentage of total executive compensation towards long-term incentive-based payments and special recognition awards than is typical of other companies in our peer group. In 2009, the compensation committee reviewed our executive compensation philosophy in light of our initial public offering and, with the intent of further aligning executive performance with stockholder return, decided to increase the performance-based nature of our compensation program by adding performance shares to the total compensation mix. The compensation committee also decided to modify our CEO's total compensation package to shift the focus of his compensation incentives to long-term incentives rather than annual incentives.

        For annual incentives, in 2009 and prior years the compensation committee used adjusted EBITDA and unlevered free cash flow and a set of specific business performance and strategic targets to determine awards for our executive management group, including our executive officers. For long-term incentive compensation, the compensation committee used adjusted EBITDA and unlevered free cash flow as the criteria for performance share vesting for the 2007 plan year and adjusted EBITDA alone for the 2008 and 2009 plan years.

        Adjusted EBITDA and unlevered cash flow are financial measures that are not defined by U.S. GAAP. A non-GAAP financial measure is a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in a comparable measure calculated and presented in accordance with GAAP in the statement of operations, such as net income, or the statement of cash flows, such as operating cash flow; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. Certain items that we eliminate in calculating adjusted EBITDA have been significant to our business and are expected to recur in the future: (i) interest expense is a necessary element of our costs and is largely a function of our capital structure and reflects our debt levels, (ii) depreciation and amortization primarily result from the allocation of resources relative to investment decisions by our management and board of directors, (iii) income tax expense results from our performance and applying statutory tax rates in the jurisdiction in which we operate coupled with the application of income tax accounting guidance and tax planning strategies, (iv) non-cash compensation expense is expected to be a recurring component of our costs, although we expect that we will not grant share-based compensation in the same magnitude in the future, (v) expenses related to our special recognition bonuses are significant, and although we do not expect to grant bonuses in this magnitude in the future, bonuses will continue to be a key component of compensation to retain and attract employees, and (vi) expenses related to debt extinguishment represent a necessary element of our costs to the extent that we restructure our debt. We do not anticipate that charges with respect to certain other items, such as management fees and transition and unusual or non-recurring expenses, will recur in the future. Interest expense, income taxes, depreciation and amortization are typical exclusions from net income when calculating the non-GAAP financial measure EBITDA. Specifically, for 2009, the adjusted EBITDA measure was calculated from EBITDA by excluding management fees, non-cash share-based compensation expense, special recognition bonus expense, loss on disposals of equipment, retention bonus awards, loss on extinguishment of debt, asset impairment charges, net of recoveries, costs related to our initial public offering, and non-operating income associated with our investment in Centric Health Resources, Inc.

        We calculate unlevered free cash flow as cash flows from operating activities as presented on our consolidated statements of cash flows plus (i) interest paid and (ii) proceeds from disposals of fixed assets, minus capital expenditures.

        The compensation committee uses adjusted EBITDA as a financial performance objective because it is one of our primary financial performance measures used in the day to day oversight of our business to, among other things, allocate financial and human resources across our organization, determine appropriate levels of capital investment and research and development spending, determine staffing needs and develop hiring plans, manage our plants' production plans, and assess appropriate levels of sales and marketing initiatives. In 2009 and prior years, the compensation committee used unlevered free cash flow because it measures management's effectiveness in managing cash and the related impact on interest expense. In order to motivate top performance by our executives, we establish a target level for each of the various performance criteria that is high enough that there is no certainty it is achievable. The target level for any performance criterion changes from year to year. These target performance levels reflect challenges with respect to various factors such as sales volume and pricing, cost control, working capital management, plasma platform objectives, R&D objectives and sales and marketing objectives, among others. Our compensation committee has discretion to adjust the actual results related to the performance targets positively or negatively for items which, in the opinion of the compensation committee, were not reasonably within management's control. The compensation committee also evaluates the manner in which actual results were achieved to determine if unusual actions or risks were taken that would impact or manipulate the results.

        In addition to executive market data and corporate performance, the factors that our compensation committee utilizes in making its decisions on annual executive compensation also encompass the individual performance of our executive officers. At the beginning of each year, the compensation committee establishes the key financial and non-financial goals by which it will evaluate our company's and each executive officer's performance. At the end of the year, the compensation committee evaluates our performance and that of our CEO, along with the performance of our other executive officers. Each executive officer receives an individual performance rating based on achievement relative to his or her goals. The compensation committee then considers executive market data, company performance and individual performance ratings in determining whether to grant increases in base salary and annual bonus awards. Annual bonus award payments are adjusted (both up and down) based on individual performance. There is no pre-established weight assigned to any of these individual considerations.

        Our general practice for an executive who is new in his/her position is to establish base salary compensation at or below the market at the time of hire, moving toward the median of the market over time, with total annual cash compensation at market, and to increase the variable portion over the first several years in the position, assuming that performance warrants such increases. On occasion, when warranted by market conditions, we have paid median base and bonus levels and given an upside opportunity with an equity grant. This assures us that the new executive is deserving of market-level compensation prior to his/her actual receipt of such compensation. Other material increases in compensation generally relate to promotions or added responsibilities. In certain circumstances, at the discretion of the compensation committee, new executives may be paid at or above market rates.

        For all of our executive officers, we review total compensation, including base salary, annual bonus, long-term incentives and special recognition bonus, relative to the market in making the final determination of each compensation element.

        Salary.    Base salary provides an executive with basic compensation and reflects the value of the employee in the market as well as his or her historic contribution to our success. Our compensation committee generally reviews salaries for our executive officers on an annual basis. Since inception, based on such annual adjustments, we have not decreased base salary for any of our executive officers. As a guideline, we generally establish base salary at approximately the median compensation level for similarly situated positions within our peer group. The following chart illustrates how our executives' salaries compare to others in our peer group, or with other similarly situated companies using aggregate data in the published industry compensation surveys where our peer group alone did not provide sufficient data.

Title	Base Salary as Adjusted in 2009(2)	2009 Executive Market Data Median	Talecris versus Median after 2009 Adjustments
CEO	$950,000	$930,936	102%
CFO	$425,000	$472,600	90%
Executive VP, General Counsel & Secretary	$400,000	$434,100	92%
Executive VP Operations(1)	$375,000	$375,446	100%
Sr. VP & General Manager, U.S. Commercial Operations	$280,000	$322,471	87%
Average:			94%

(1)
Effective August 7, 2009, Ms. Kuhn was named our Executive Vice President, Operations. Prior to this date, she served as our Senior Vice President, Operations.

(2)
As a result of the compensation committee's analysis of executive market data conducted during 2009, the compensation committee approved the following base salary adjustments effective April 5, 2009: our Senior Vice President & General Manager, U.S. Commercial Operations from $250,000 to $280,000, and our Executive Vice President, Operations from $295,770 to $310,000. Effective September 6, 2009, the compensation committee approved a base salary adjustment for our CEO from $600,000 to $950,000; CFO from $375,000 to $425,000; Executive Vice President, General Counsel & Secretary from $350,000 to $400,000; and Executive Vice President, Operations from $310,000 to $375,000. There were no other salary adjustments made for our named executive officers during 2009.

        Our CEO's base salary is specified in his employment agreement. In determining whether to adjust our CEO's base salary, our compensation committee considers a number of factors, including data regarding salaries of similarly situated officers in the peer group, the scope of our CEO's responsibilities, individual performance and number of years spent in his current position. In making base salary recommendations to our compensation committee for other executives, our CEO and the compensation committee consider similar factors.

        Annual Incentive Plan (Non-Equity Based Management Bonus) and Supplemental Performance Bonus Compensation.    We use base salary to determine an executive's annual incentive award under the Management Bonus Plan, which we calculate by using a target multiple of base salary. Management Bonus Plan compensation is awarded based on achievement of our annual financial and strategic objectives. This annual incentive award ensures that a significant portion of each executive's compensation is directly tied to our performance in a given year, thereby providing significant financial incentives to executives to achieve our short-term financial and strategic objectives. The annual targets communicate to our executives the key accomplishments that the compensation committee wishes to reward and ensure that overall executive compensation is consistent with the level of achievement of our goals. We structure the annual incentive element to reward not only increased value for stockholders but also performance with respect to key operational factors and non-financial goals that we believe to be important to our long-term success that may not be immediately reflected in financial performance metrics such as adjusted EBITDA or unlevered free cash flow.

        Towards the start of the year (typically during the first quarter), our compensation committee determines the annual incentive program company performance targets for the coming year that must be met to fund the Management Bonus Plan. Two of the targets have consisted of consolidated adjusted EBITDA and unlevered free cash flow. In each year, we have been required to achieve at least 90% of one of these financial targets in order to fund the plan. After the end of each year, the compensation committee reviews our financial and strategic performance results, determines the dollar amount of the annual incentive available for all participants in the aggregate and determines the portion of that pool payable to each individual executive. These amounts reflect the various elements of performance, including numerical financial targets and individual goals tied to other performance criteria, as appropriate.

        All of our named executive officers are measured against the same company-wide financial and strategic goals as a factor in determining their annual incentives. In addition, our CEO reviews each of the other named executive officer's performance with the compensation committee and recommends a performance factor to be applied to each such executive's bonus. The compensation committee makes the same assessment for our CEO. Performance factors are based on an assessment of a named executive officer's leadership of his or her individual areas of responsibility, leadership within the company, contribution towards business results and contribution towards the achievement of strategic objectives. The compensation committee may apply positive or negative discretion to the payout amounts for any individual executive based upon the committee's subjective assessment of his or her individual performance. There is no specific weighting of individual performance factors in this assessment.

        Until September 5, 2009 our CEO's target annual bonus was 200% of his base salary. The annual bonus targets for our other named executive officers ranged from 50% to 75% of base salary effective as of January 1, 2009. As a part of a compensation review, the compensation committee adjusted the annual incentive targets of our named executive officers to approximate the median with respect to similarly situated executives, based on a review of our executive market data. Our CEO's annual incentive opportunity was adjusted so that as of September 6, 2009 and going forward, our CEO's target bonus is 100% of his base salary (while revising the base salary as described above). Effective September 6, 2009, the compensation committee adjusted the bonus targets for our named executive officers other than our CEO to a range of 65% to 80% of base salary.

        The financial targets used for 2009 annual incentives were $365.1 million of adjusted EBITDA, $139.1 million of unlevered free cash flow and the U.S. strategic targets related to reduced operating expenses, improved plasma operations efficiency, product development, governance and compliance activities.

        The actual adjusted EBITDA and unlevered free cash flow used in the determination of the 2009 Management Bonus pool were $446.1 million and $233.5 million, respectively. While the financial targets were exceeded, resulting in the plan being funded, the compensation committee decreased the adjusted EBITDA result and unlevered free cash flow metrics by approximately 19% due to certain items, including the CSL merger termination, impact of foreign exchange rates, our initial public offering and our bond offering, which were deemed to be either outside of management's control or one-time events.

        Our compensation committee also reviewed our 2009 corporate performance in relation to the following U.S. strategic targets. While most of these strategic targets are numerically quantifiable, some of the research and development milestones were evaluated based on whether they were met, partially met, not met or exceeded, as noted below.

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  Plasma Cost Reduction: This goal was weighted at 10% and was payable at 13.8% (138% of target), due to the 2009 average cost per liter being $10.75 ahead of target and 2009 TPR corporate spending being $6.1 million ahead of target.

  •
  Chronic Inflammatory Demyelinating Polyneuropathy ("CIDP") Launch: This goal was weighted at 5% and was payable at 2% (40% of target) due to the increase in Gamunex market share in CIDP and the sales call plan being achieved, but the overall U.S. Gamunex volume not being achieved.

  •
  Prolastin Growth and European Reimbursement: This goal was weighted at 10% and payable at 3% (30% of target). While the number of new patients initiating Prolastin therapy grew, reimbursement was not achieved in at least two additional European Union countries.

  •
  R & D Milestones: This goal was weighted at 5% and payable at 4.5% (90% of target) due to meeting the recombinant Alpha-1 preliminary pharmacokinetics studies, Alpha-1 aerosol Investigational New Drug Application and Investigational Medicinal Product Dossier submission, supplemental Biologics License Application for Gamunex subcutaneous submission. The goal of completing a cohort for Plasmin acute Peripheral Arterial Occlusion was exceeded, however a plasma-derived Plasmin stroke Phase I safety trial was not initiated.

        Factoring results versus each performance target, the compensation committee decided to set the funding level for executive bonuses at 125% of target. In determining the bonus pool funding percentage, every percentage point above 100% target achievement of financial goals results in an addition of approximately 2.5% to the bonus pool funding. As illustrated by the chart below, this funding level was determined based on the following considerations: approximately 41% of this amount reflects our generation of 101% of our target 2009 adjusted EBITDA; approximately 61% reflects our achievement of 146% of our target 2009 unlevered free cash flow; approximately 23% reflects our achievement of 78% of U.S. strategic targets.

Performance Goals	Bonus Pool Weighting	Target Achievement Percentage	Bonus Pool Funding Percentage
Adjusted EBITDA	40%	101%	41%
Unlevered Free Cash Flow	30%	146%	61%
U.S. Strategic Targets	30%	78%	23%

        Under the 2009 Management Bonus Plan, the annual incentive awards are paid in a single lump sum in the first quarter of the calendar year following the year in which they are earned. In 2010, the annual incentive bonus amounts for 2009 were determined by our compensation committee based upon a consideration of the company's achievement of its financial and strategic targets as mentioned above, and after factoring in the compensation committee's subjective assessment of the named executive officers' individual performance, expressed as an individual performance factor. With respect to the named executive officers other than the CEO, our CEO's recommendation was considered by the compensation committee in making its assessment of individual performance. The target bonuses and the actual annual incentive awards paid to each named executive officer in 2010 for services performed in 2009 are illustrated on the following chart. The individual performance factor applied for Messrs. Stern, Hanson, Gaither and Perkins was 110%, due to their efforts in our initial public offering and bond offering, and the individual performance factor for Ms. Kuhn was 100% due to the achievement of her performance objectives.

	Target Bonus % of Base Salary thru September 5, 2009	Target Bonus % of Base Salary, effective September 6, 2009	Annual Incentive Award
Lawrence D. Stern	200%	100%	$1,539,812
John M. Hanson	75%	80%	$423,173
John F. Gaither, Jr.	65%	75%	$352,786
Mary J. Kuhn	60%	75%	$272,683
John R. Perkins	50%	65%	$209,704

        Long-Term Incentive Compensation (Stock Options, Restricted Stock, Restricted Stock Units and Performance Shares).    We design the long-term incentive component of our executive compensation to align the interests of executives and stockholders. We do this by connecting stockholder return and long-term compensation, thereby motivating executives to achieve long-range goals that directly benefit our stockholders.

        Until our initial public offering, our compensation committee had determined that the grant of stock options pursuant to our 2005 Stock Option and Incentive Plan and restricted stock pursuant to our 2006 Restricted Stock Plan served as an effective means of achieving these goals. Our 2005 Stock Option and Incentive Plan utilized performance-based vesting criteria (in addition to service based criteria) as a means of aligning the interests of our management and our stockholders. During the third quarter of 2007, the compensation committee approved an amendment to option awards granted under our 2005 Stock Option and Incentive Plan in which the percentage of options vesting based on service was changed from 35% to 65% and the percentage of options that vest based on performance was changed from 65% to 35% for options scheduled to vest on April 1 of 2009 and 2010.

        In December 2006, our compensation committee approved the creation of our 2006 Restricted Stock Plan. As with our 2005 Stock Option and Incentive Plan, awards of restricted shares, restricted share units and unrestricted shares pursuant to our 2006 Restricted Stock Plan were designed to provide long-term incentive compensation and thereby align the interests of our executives and stockholders. Because the value of restricted awards is linked to the performance of our common stock and is dependent on achievement of vesting conditions, we believe that they are an effective means of motivating executives to perform in the best interest of our stockholders. We feel that recognition of their contributions through programs such as these motivate our executives to continue to contribute in a similar manner to the success of our company.

        The 2005 Stock Option and Incentive Plan and 2006 Restricted Stock Plan were terminated in connection with our initial public offering on October 1, 2009. These plans were replaced by the 2009 Long-Term Incentive Plan, which was adopted by our board of directors on August 7, 2009. The termination of these plans did not affect outstanding awards, but no new awards may be granted under these plans. The only long-term incentive awards granted to our named executive officers in 2009 were made in connection with our initial public offering under the 2009 Long-Term Incentive Plan.

        In connection with our initial public offering, the compensation committee reviewed the long-term incentive packages of our executive officers and approved grants of restricted stock unit awards, option awards and performance shares as the best means of providing long-term incentives. The restricted stock unit and option awards were granted effective upon the offering, and the performance share awards were made on March 8, 2010, during the normal grant cycle. The total value of these two grants combined is equivalent to that of a normal annual grant. These awards are designed to reward performance over an extended period of time, align the interests of the executives with the long-term interests of our stockholders, assist the company in retaining talented executives, and create a

"portfolio approach" to our senior executives' compensation packages, balancing short and long-term incentives and further promoting company stock ownership.

        In connection with our initial public offering, we also provided a nominal one-time grant of 138,825 restricted stock units to certain employees who would not normally participate in our long-term incentive plans. As a result, we granted a total of 597,713 stock options and 483,100 restricted stock units in connection with the offering.

        As with the options granted under our prior plan, we believe that stock options ensure financial alignment of our executives' interests with those of our stockholders, rewarding performance that results in increased company equity value and promoting stock ownership. Generally, the stock options vest annually over a period of three years measured beginning with the April 1 following the grant date (one-third each year), so long as the executive remains in continuous service with the company (subject to post-retirement vesting in the event of an executive's qualifying retirement and in the absence of certain post-retirement employment elsewhere).

        Restricted stock unit awards give the holder the right to receive a share of company stock for each vested unit, and are granted to create a sense of ownership in the company, to reward performance, and also to promote retention by providing full value equity compensation rather than solely granting stock options. Generally, the restricted stock units vest annually over a period of three years measured beginning with the April 1 following the grant date (one-third each year), so long as the executive remains in continuous service with the company (subject to post-retirement vesting in the event of an executive's qualifying retirement and in the absence of certain post-retirement employment elsewhere). Upon vesting, the restricted stock units are settled by issuance of one share of company common stock per unit.

        Performance shares are awards that vest based on achievement of pre-established objective performance goals, including, but not limited to, sales, revenue, earnings per share, cash flow (unlevered cash flow or free cash flow), EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EBITDA, debt repayment, return on assets, return on equity or total stockholder return. For performance awards, the compensation committee will establish a performance period and the performance targets for each performance measure that must be achieved at the end of the performance period for awards to vest. The number of shares provided upon the vesting of the performance awards varies based on actual performance in a year relative to a defined minimum and maximum adjusted EBITDA target for that year. The performance shares granted on March 8, 2010, will vest on the April 1 following each measurement year in three installments based on earnings per share achieved in 2010, 2011, and 2012.

        All awards to executives are made by our compensation committee. The equity grant level for each executive is determined solely at the discretion of our compensation committee and is based largely on the salary grade of the executive, his or her date of hire and the amount of equity that is typically provided to employees at that level based on our reference to the executive market data provided by Hewitt. To a lesser extent, the compensation committee may adjust the grant based on market considerations or circumstances particular to a newly hired executive. For our CEO, the compensation committee also evaluates the targeted long-term incentive award relative to stockholder return and stockholder value, and for other executives, our CEO provides recommendations to the compensation committee for their review and approval. The long-term incentive grants made in connection with our initial public offering, in the aggregate, are intended to approximate the 60th percentile of equity award value for similar positions as determined by reference to our executive market data, adjusted by the compensation committee for each executive to reflect the other above-mentioned considerations.

        As a result of this analysis, in connection with our initial public offering, the compensation committee made the following grants of restricted stock units, options and performance shares to our named executive officers, expressed in dollar value.

	Stock Option Awards(1)	Restricted Stock Unit Awards(1)	Performance Shares(2)	Total
Lawrence D. Stern	$861,970	$861,954	$1,723,919	$3,447,843
John M. Hanson	$337,496	$337,497	$424,995	$1,099,988
John F. Gaither, Jr.	$249,997	$249,983	$349,989	$849,969
Mary J. Kuhn	$174,997	$174,990	$349,989	$699,976
John R. Perkins	$112,495	$112,499	$349,989	$574,983

(1)
Based on the dollar values determined by the compensation committee, we granted the following number of restricted stock units and options to purchase shares to our named executive officers in connection with our offering: Mr. Stern, 45,366 restricted stock units and options to purchase 90,070 shares; Mr. Hanson, 17,763 restricted stock units and options to purchase 35,266 shares; Mr. Gaither, 13,157 restricted stock units and options to purchase 26,123 shares; Ms. Kuhn, 9,210 restricted stock units and options to purchase 18,286 shares; and Mr. Perkins, 5,921 restricted stock units and options to purchase 11,755 shares. The number of restricted stock units was determined based on a grant price of $19.00, the initial public offering price, and the number of stock options was determined based on the fair value of $9.57 determined under FASB ASC Topic 718 using a Black-Scholes model.

(2)
The number of shares to settle the performance award was calculated using the fair value of the shares at the time of grant, assuming achievement of a performance goal with potential for additional 25% upside and 100% downside. The shares calculated for the performance awards reflect the dollar performance target divided by the grant price. Based on the grant price of $21.51, the closing price of our common stock as reported by the Nasdaq Global Select Market on March 8, 2010, we granted the following number of performance shares to our named executive officers: Mr. Stern, 80,145 performance shares; Mr. Hanson, 19,758 performance shares; Mr. Gaither, 16,271 performance shares; Ms. Kuhn, 16,271 performance shares; and Mr. Perkins, 16,271 performance shares.

2006 Special Recognition Bonus Plan; Restricted Share and Special Recognition Awards; Additional Special Bonus

2006 Special Recognition Bonus Plan

        Effective October 1, 2006, our compensation committee approved the creation of our Special Recognition Bonus Plan, an unfunded, non-qualified retirement plan (as defined in the Internal Revenue Code of 1986, as amended (the Code)) and an unfunded deferred compensation plan for purposes of the Employee Retirement Income Security Act of 1974 (ERISA) as a means of recognizing the performance of a group of our senior executives, including all of our executive officers and to protect them in case of a change of control event as described in the plan. Awards that have been granted under this plan were designed to reward past performance and have been provided to executives in recognition of the extraordinary value realized by our company and our stockholders due to the efforts of such executives during the period since the inception of our operating activities on April 1, 2005, through the date of the award. The compensation committee viewed the increase in the company's enterprise value as largely attributable to management's performance in effectuating an extremely complicated transition from a division of Bayer to a standalone company and in achieving operational efficiencies that markedly improved the company's gross margin. The compensation committee was also of the view that the stockholders and management should stand "shoulder-to-shoulder" in benefiting from the past performance that resulted in the increase in company value since inception. The compensation committee determined that the level of duties and responsibilities for each participant was, in general, correlated with the level of equity participation granted to each executive in the form of stock options. To appropriately recognize executives' performance in creating stockholder value, the amount of the bonuses were determined by reference to the diminution in value of the stock options granted to management resulting from the extraordinary dividends paid to stockholders. In general, amounts awarded under the Special Recognition Bonus Plan in October 2006 were determined by multiplying the number of options granted to each eligible employee by the diminution in per share value resulting from the December 2005 extraordinary dividends. The per share diminution in value was determined by dividing the amount of the dividend payment by the total number of shares that would be outstanding assuming that all convertible instruments held by the stockholders were converted into common stock. Pursuant to this Plan, our CEO was awarded a cash payment of $855,330 in October 2006. Our other named executive officers as a group were awarded cash payments under the Plan totaling $180,920 in October 2006. The October 2006 award was paid 20% in each of October 2006, March 2007, March 2008, and March 2009, and the remaining 20% will be paid March of 2010. In order to receive future cash payments, an executive must be actively employed or be a Key Person, as defined in our 2005 Stock Option and Incentive Plan, at the time of payment (other than in the case of death or disability), thereby helping to ensure the alignment of the awardees' interests with those of our company and our stockholders.

2006 Restricted Share and Special Recognition Awards

        In furtherance of the goals that underlie both the 2006 Restricted Stock Plan and the Special Recognition Bonus Plan, we granted, in December 2006, an award of cash and restricted shares (and for our CEO, also unrestricted shares) to various employees and directors (including our executive officers) in recognition of the outstanding contributions of such individuals to our success from our inception through the grant date. The cash portion of the December 2006 award was made pursuant to the Special Recognition Bonus Plan.

        The December 2006 second award under the Special Recognition Bonus Plan was calculated by taking into account the diminution in value resulting from the December 2006 extraordinary dividend paid to our stockholders. The total amount of the award was granted on the same basis and was determined using the same methodology as the October 2006 award under the Special Recognition Bonus Plan, referencing the diminution in value of stock options resulting from the December 2006 extraordinary dividend, with the exception that the total award made under the plan was reduced by the fair value of shares granted under the 2006 Restricted Stock Plan. Thus, with respect to the total December 2006 award 40% was paid in cash in December 2006, installments of 10% each were paid in cash in March of 2008 and 2009, and the final installment of 10% will be paid in cash in March of 2010 from the irrevocable trust established to hold the plan's funds, and restricted shares equal to 30% of the diminution in value were issued vesting ratably in 2008, 2009 and 2010. The number of restricted shares granted was determined by reference to the fair value of our common stock at December 2006. In the case of certain eligible employees who commenced employment with us after inception, the award amounts were reduced generally on a pro-rata basis using the ratio of the number of months employed by us to the number of months from inception to the date of the bonus. Pursuant to this award, our CEO received a cash payment of $7,978,319 in December 2006, as well as 305,232 shares of restricted stock and 360,000 shares of unrestricted stock. Our other named executive officers as a group received aggregate cash payments and restricted stock awards totaling $4,239,838 and 289,048 shares, respectively. In order to receive the future installments of cash or restricted stock, an executive must be actively employed at the time of vesting or payment.

Additional Special Bonus

        In keeping with the rationale that underlies our Special Recognition Bonus Plan, we have also made a similar special bonus award to John R. Perkins, our Senior Vice President & General Manager, Portfolio Management and U.S. Business, in recognition of the extraordinary value realized by our company and stockholders due, in part, to his efforts. Mr. Perkins, as an eligible participant in our company's long-term incentive plan, was to receive a stock option grant. In recognition of support he provided our company in 2005, one-fifth of these options were to vest on April 1, 2006. At the time Mr. Perkins joined Talecris, the most recent fair market value of our stock was $1.39 per share. We granted stock options to Mr. Perkins on December 6, 2006, on which date the fair market value of our stock was $11.00 per share, and the option award was granted with a four year vesting schedule that was inconsistent with the terms per Mr. Perkins' offer letter. Because of this, on February 13, 2007 our compensation committee granted a special bonus to him to compensate him for the value he would have received if his option grant was awarded in accordance with his employment offer letter. The terms of the special bonus were dependent upon the value of our common stock and were later amended by our compensation committee on April 1, 2008. Under the special bonus arrangement, the maximum bonus amount is $2,026,820, to be paid over three years beginning in 2008. On April 11, 2008, Mr. Perkins was paid $596,527 of his special bonus (2008 Payment). The terms of the special bonus specified that on March 15 of each of 2009 and 2010, the fair market value per share of our stock on those dates will be compared to $11.00 per share, and if the fair market value on those dates exceeds $11.00, we will pay Mr. Perkins a cash lump sum as soon as practicable after each of March 15, 2009 and 2010. On March 15, 2009, the fair market value per share of our stock was determined to be $16.63 per share (based on a December 31, 2008 appraisal of our company), and as it was greater than $11.00 per share, in accordance with the special bonus arrangement, we paid $675,607 to Mr. Perkins (2009 Payment). On the earlier of March 15, 2010, or a change in control, we will pay Mr. Perkins an amount calculated in accordance with the following formula (but Mr. Perkins shall not have to repay any amounts to us should the formula result in a negative number): 210,880 options multiplied by the difference of (1) the excess of the fair market value of our stock on March 15, 2010 (or $11.00, which ever is less) over $1.39 per share, and (2) the sum of 2008 Payment and 2009 Payment. In order to receive the future special bonus payments, Mr. Perkins must remain a "Key Person," as defined in our 2005 Stock Option and Incentive Plan, at the time of payment.

        Other Compensation.    We structure our other compensation to provide competitive benefit packages to employees, including our executives. We try to structure our benefit programs to be comparable to those offered by industry peers. We offer certain perquisites and other personal benefits to senior executives, primarily consisting of housing and relocation expenses as well as the severance and change in control benefits described below. We tie these benefits to competitive practices in the market, a practice the compensation committee believes enables us to attract and retain executives with the talents and skill sets we require.

        We offer certain other benefits, such as a portion of health insurance premiums, to all U.S. based salaried employees. We also compensate all salaried employees by matching their contributions to our 401(k) plan, the Talecris Biotherapeutics Holdings Corp. Employee Savings Plan (the Talecris Savings Plan, or the TSP). In accordance with the TSP, we provide a 100% match on the first 3% of employee contributions and a 50% match on the next 2% of employee contributions, up to specified levels and as limited under the Code. As an additional annual performance-based incentive, we may deposit an amount equal to up to 3% of each eligible employee's annual compensation, subject to the IRS limitation on eligible compensation (which was $245,000 in 2009), into the employee's 401(k) account as a profit sharing contribution. For 2009, a profit sharing contribution of 2% was awarded based on the company achieving 101-105% of its adjusted EBITDA goal. To pay a maximum contribution of 3% the company had to achieve over 110% of its adjusted EBITDA goal for 2009. No contribution is made if the company achieves less than 90% of its goal. All contributions may be adjusted at the discretion of the compensation committee.

        We offer the Supplemental Savings Plan (the SSP) to provide highly compensated employees, whose contributions to the TSP are limited under the Code, with supplemental benefits to make up for such Code-imposed limitations. The SSP is an unfunded, nonqualified deferred compensation plan for the executive officers and a small group of other senior management employees. Because this plan is unfunded, participants receive benefits only if we have the financial resources to make the payments when due. The compensation committee believes benefits such as this nonqualified supplemental plan are commonly extended to executives at other companies, and by offering these benefits we remain competitive in the market for qualified senior-level executive talent.

        Retirement Benefits.    Beyond the TSP and the SSP, we offer no retirement benefits. Our compensation committee believes that this approach to sharing retirement planning obligations with our employees, including executives, is generally consistent with that taken by companies in our peer group. Specifically, companies are increasingly shifting from defined benefit plans to defined contribution plans such as company-sponsored 401(k) plans. We believe that responsible companies engage their executives and other employees as partners in preparing for retirement, for example by offering robust investment choices, opportunities for training, company matching of employee contributions and deposit of profit sharing proceeds directly into employee 401(k) accounts.

        Severance and Change in Control Agreements.    In 2008, we adopted a Code Section 409A-compliant severance plan for our named executive officers. Code Section 409A and its underlying regulations and guidance generally govern the structure of nonqualified deferred compensation arrangements, with a few exemptions. For Messrs. Stern, Hanson and Gaither, the 409A-compliant severance provisions are incorporated into their employment agreements and provide that if the executive's employment is terminated as a result of various scenarios, including for Cause or without Good Reason, without Cause or for Good Reason and Death or Disability, the executive will receive the benefits specified in their employment agreement. Ms. Kuhn and Mr. Perkins have individual 409A-compliant severance agreements, which provide that if their employment is terminated without Cause or for Good Reason, they will receive the benefits specified in their severance agreement. We also provide change in control benefits to a limited number of executives to ensure that they work to secure the best outcome for stockholders in the event of a possible change in control, even if it means that they lose their jobs as a result. These agreements are described below under the heading "—Potential Payments Upon Termination or Change in Control."

        The compensation committee gives careful attention to all aspects of executive compensation and for the reasons discussed above remains confident that our executive compensation program satisfies our objectives.

Internal Pay Equity

        The compensation committee has reviewed the disparity in the level of compensation between Mr. Stern and our other named executive officers. The committee decided that this disparity was appropriate due to Mr. Stern's responsibility as CEO for the overall management and strategic leadership of the company and his importance to our success in the complicated transition of our company from a division of Bayer to a stand-alone company. Since our separation from Bayer, Mr. Stern's management has led our achievement of operational efficiencies that have markedly improved the company's gross margins.

Option Grant Practices

        Prior to our initial public offering, we generally determined executive equity-based incentive compensation awards at the first regularly scheduled compensation committee meeting following employment of option-eligible employees, after the compensation committee carefully considered factors it believed to be appropriate and estimated the fair value of the common stock on the grant date. As a rule, our compensation committee grants options:

  •
  with a grant effective date as of the date of the compensation committee's approval of the option grant; and

  •
  with the exercise price at least equal to fair market value as of the date of the grant.

        In the future, we intend to grant equity-based compensation awards twice annually, following the March and September meetings of our compensation committee.

Tax and Accounting Considerations

        All elements of compensation, including salaries, generate charges to earnings under accounting principles generally accepted in the United States (U.S. GAAP). We generally do not adjust compensation components based on accounting factors. With respect to tax treatment, we consider the tax effect of types of compensation. We also consider the impact of Section 162(m) of the Code on compensation decisions. Section 162(m) denies a deduction for remuneration paid to a named executive officer to the extent that it exceeds $1,000,000 for the taxable year, except to the extent that such excess amount meets the definition of "performance-based compensation." A large portion of long-term incentive compensation is provided through stock options, which are considered "performance-based." Additionally, our annual incentive Management Bonus Plan is structured to meet the criteria for performance-based compensation; it is possible, however, that payments under the Management Bonus Plan could fail to meet the requirements for performance-based compensation. Certain programs related to special recognition bonuses providing for deferred payments in 2010 as well as grants of restricted stock do not meet the criteria for "performance-based compensation." As such, it is possible that total remuneration with respect to a named executive for a taxable year may exceed the $1,000,000 deduction limitation.

        The American Jobs Creation Act of 2004 enacted Section 409A of the Code, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe that we are operating in good faith compliance with the statutory provisions that became effective on January 1, 2005.

        We have no policy addressing recovery of previously granted performance-based awards to the extent financial results underlying those awards are restated, but that situation has never arisen. If it does occur, our compensation committee would determine the appropriate action under the circumstances. The 2009 Long Term Incentive Plan provides that unless otherwise specifically provided in an award agreement and to the extent permitted by applicable law, the compensation committee may require that each recipient of an award agree to reimburse us for all or any portion of any awards granted under the 2009 Long Term Incentive Plan if the granting, vesting, or payment of the award within a period of three years was predicated upon the achievement of financial results or other performance criteria and the participant either benefited from a calculation that later proves to be materially inaccurate or engaged in material acts of fraud or misconduct that caused the need for a financial restatement by us and these events affected the award. No awards agreements have provided otherwise.

Stock Ownership Guidelines

        We have not established specific guidelines for ownership of stock by management. Our compensation committee believes that our 2005 Stock Option and Incentive Plan and the 2006 Restricted Stock Plan, and now our 2009 Long-Term Incentive Plan provide significant and sufficient management alignment with the interests of our stockholders. All directors who are not employees of the company or of Cerberus or Ampersand are expected to beneficially own by the end of their third year in office common stock of the company having a value of at least 20 times the quarterly retainer for directors.

Executive Employment Agreements

        Talecris developed employment agreements for its executive team to help retain executive talent, by providing the executives with assurances that they would have some protection if the company's short-term goals were not met. With the company being private and there being no way for the executives to monetize the long-term equity incentive components of the plan, employment agreements like those of similar companies were provided.

        We have executive employment agreements with Lawrence D. Stern, our CEO, John M. Hanson, our Executive Vice President and Chief Financial Officer, and John F. Gaither, Jr., our Executive Vice President, General Counsel and Secretary. For most other employees, including other executive officers, the terms of employment are specified in formal offer letters which are generally extended to employees prior to the commencement of employment. We have written employment arrangements with Mary J. Kuhn, our Executive Vice President, Operations, and John R. Perkins, our Senior Vice President and General Manager, Portfolio Management and U.S. Business. Messrs. Stern, Hanson, Gaither and Perkins, Ms. Kuhn and a number of our executives are entitled to severance, in varying amounts, upon termination of their employment. The material terms of these agreements with our named executive officers are described below under the heading "—Employment Agreements."

 Executive Compensation

Summary Compensation Table

        The following summary compensation table sets forth the total compensation paid or accrued for the years ended December 31, 2009, 2008 and 2007 to our CEO and our other most highly compensated executive officers who were serving as executive officers on December 31, 2009. We refer to these officers as our "named executive officers."

2009 Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)(7)	All Other Compensation ($)(8)	Total ($)
Lawrence D. Stern,	2009	$730,767	—	$861,954	$861,970	$1,628,357	$292,235	$4,375,283
Chairman and Chief	2008	$599,997	—	—	—	$1,964,157	$221,360	$2,785,514
Executive Officer	2007	$579,487	—	$15,861,000	$23,491,440	$1,039,277	$83,203	$41,054,407
John M. Hanson,	2009	$404,808	—	$337,497	$337,496	$452,688	$44,836	$1,577,325
Executive Vice President	2008	$341,873	—	—	$114,505	$407,919	$43,362	$907,659
and Chief Financial Officer	2007	$334,750	—	—	—	$242,926	$123,467	$701,143
John F. Gaither, Jr.,	2009	$378,846	—	$249,983	$249,997	$355,474	$59,575	$1,293,875
Executive Vice President,	2008	$328,198	—	—	$1,824,438	$320,725	$81,773	$2,555,134
General Counsel and Secretary	—	—	—	—	—	—	—	—
Mary J. Kuhn,	2009	$337,545	—	$174,990	$174,997	$309,577	$37,200	$1,034,309
Executive Vice President,	2008	$295,770	—	—	—	$287,399	$33,959	$617,128
Operations	2007	$294,018	—	—	—	$141,157	$33,530	$468,705
John R. Perkins,	2009	$281,539	$675,607	$112,499	$112,495	$224,461	$162,896	$1,569,497
Senior Vice President and	2008	$246,922	$596,527	—	$229,010	$204,959	$162,275	$1,439,693
General Manager, Portfolio Management and U.S. Business	2007	$240,000	$156,000	—	—	$91,463	$76,275	$563,738

(1)
Effective August 7, 2009, Mary Kuhn was named our Executive Vice President Operations; previously, she served as our Senior Vice President, Operations. Effective February 25, 2008, John R. Perkins was named our Senior Vice President and General Manager, Portfolio Management and U.S. Business; prior to such time (and during the entirety of the 2007 fiscal year), he served as our Vice President and General Manager, U.S. Commercial Operations. Mr. Gaither was not a named executive officer for 2007; therefore, only 2008 and 2009 information is provided.

(2)
Includes amounts deferred from salary, at the election of the named executive officers, pursuant to the Talecris Savings Plan and Supplemental Savings Plan. The total of such deferred amounts, for each of the named executive officers in 2009 was as follows: Mr. Stern, $45,981; Mr. Hanson, $28,077; Mr. Gaither, $19,983; Ms. Kuhn, $154,547; and Mr. Perkins, $21,712. The total of such deferred amounts in 2008 was as follows: Mr. Stern, $108,846; Mr. Hanson, $37,406; Mr. Gaither, $15,626; Ms. Kuhn, $130,480; and Mr. Perkins, $46,615. The total of such deferred amounts in 2007 was as follows: Mr. Stern, $90,846; Mr. Hanson, $53,431; Ms. Kuhn, $53,239; and Mr. Perkins, $43,200. The deferred portions are also shown in the Nonqualified Deferred Compensation Table.

(3)
For Mr. Perkins in 2009, this amount represents the second cash payment pursuant to a special bonus arrangement granted to Mr. Perkins on February 13, 2007, as amended by the compensation committee on April 1, 2008. For a description of the terms of the special bonus arrangement, see "—Elements of Compensation—Additional Special Bonus" under the Compensation Discussion & Analysis above. This amount includes $33,780 of compensation that was deferred, at Mr. Perkins' election, pursuant to the Supplemental Savings Plan. In 2008, this amount represents the first cash payment under the special bonus arrangement. This amount includes $119,305 of compensation that was deferred, at Mr. Perkins' election, pursuant to the Supplemental Savings Plan. In 2007, this amount represents a one-time cash payment pursuant to Mr. Perkins' employment offer. This amount includes $28,080 of compensation that was deferred, at his election, pursuant to the Supplemental Savings Plan. The portions deferred into the Supplemental Savings Plan are also shown in the Nonqualified Deferred Compensation Table.

(4)
The amounts in this column were calculated based on the grant date fair value of our common stock, in accordance with FASB ASC Topic 718. For 2009, the amounts in this column reflect grants of restricted stock units made on September 30, 2009 at the fair value of $19.00 per share, to Mr. Stern for 45,366 shares; to Mr. Hanson for 17,763 shares; to Mr. Gaither for 13,157 shares; to Ms. Kuhn for 9,210 shares; and to Mr. Perkins for 5,921 shares. In addition, Mr. Stern was granted 746,400 restricted shares on July 25, 2007 at the fair value of $21.25.

(5)
The amounts in this column were calculated based on the grant date fair value of stock options computed using the Black-Scholes model, in accordance with FASB ASC Topic 718. For additional information regarding the assumptions used in determining fair value using the Black-Scholes pricing model, see Note 17, "Share-Based Compensation," to our audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2009. The value of performance-based awards was calculated based on probable outcome of the performance conditions as of the date of grant.

For 2009, the amounts in this column reflect grants made on September 30, 2009 at the fair value of $9.57 per option, to Mr. Stern for 90,070 options; to Mr. Hanson for 35,266 options; to Mr. Gaither for 26,123 options; to Ms. Kuhn for 18,286 options; and to Mr. Perkins for 11,755 options. For 2008, the amounts in this column reflect grants made on April 1, 2008 at the fair value of $4.35 per option, to Mr. Hanson for 26,360 options; to Mr. Gaither for 420,000 options; and to Mr. Perkins for 52,720 options. In 2007, Mr. Stern was granted 2,016,000 options on July 25, 2007 at the fair value of $11.65 per option.

(6)
In 2009, the amounts in the Non-Equity Incentive Plan Compensation column reflect the sum of (i) amounts earned during 2009 under the Management Bonus Plan, for which all amounts will be paid in March 2010 in accordance with the plan (with a portion of the 2010 payment contributed to the named executive officers' accounts in the Talecris Savings Plan and Supplemental Savings Plan), and (ii) interest earned during 2009 on a portion of the funds from our December 6, 2006 cash recognition award, made pursuant to the Special Recognition Bonus Plan, which are held in an irrevocable trust.

In 2008, the amounts in the Non-Equity Incentive Plan Compensation column reflect the sum of (i) amounts earned during 2008 under the Management Bonus Plan, for which all amounts were paid in 2009 in accordance with the plan (with a portion of the 2009 payment contributed to the named executive officers' accounts in the Talecris Savings Plan and Supplemental Savings Plan), and (ii) interest earned during 2008 on a portion of the funds from our December 6, 2006 cash recognition award, made pursuant to the Special Recognition Bonus Plan, which are held in an irrevocable trust.

In 2007, the amounts reflect the sum of (i) amounts earned during 2007 under the Management Bonus Plan, for which all amounts were deferred for payment in 2008 and 2009 in accordance with the plan (with a portion of the payments contributed to the named executive officers' accounts in the Talecris Savings Plan and Supplemental Savings Plan), and (ii) interest earned during 2007 on a portion of the funds from our December 6, 2006 cash recognition award, made pursuant to the Special Recognition Bonus Plan, which are held in an irrevocable trust.

(7)
For Mr. Stern in 2009, the amount reflected in this column includes an award of $1,539,812 pursuant to the Management Bonus Plan, which was paid in March 2010, and $88,545 of interest earned during 2009 on a portion of the funds from our December 6, 2006 cash recognition award, which is held in an irrevocable trust. For Mr. Stern in 2008, the amount reflected in this column includes an award of $1,874,400 pursuant to the Management Bonus Plan (of which $1,124,640 was paid in March 2009 and the remaining $749,760 was paid in October 2009 in accordance with the plan) and $89,757 of interest earned during 2008 on a portion of the funds from our December 6, 2006 cash recognition award, which is held in an irrevocable trust. For Mr. Stern in 2007, the amount reflected in this column includes an award of $1,000,500 pursuant to the Management Bonus Plan (of which $600,300 was paid in April 2008 and the remaining $400,200 was paid in March 2009 in accordance with the plan) and $38,777 of interest earned during 2007 on a portion of the funds from our December 6, 2006 cash recognition award, which is held in an irrevocable trust.

For Mr. Hanson in 2009, the amount reflected in this column includes an award of $423,173 pursuant to the Management Bonus Plan, which was paid in March 2010, and $29,515 of interest earned during 2009 on a portion of the funds from our December 6, 2006 cash recognition award, which is held in an irrevocable trust. For Mr. Hanson in 2008, the amount reflected in this column includes an award of $378,000 pursuant to the Management Bonus Plan (of which $226,800 was paid in March 2009 and the remaining $151,200 was paid in October 2009 in accordance with the plan) and $29,919 of interest earned during 2008 on a portion of the funds from our December 6, 2006 cash recognition award, which is held in an irrevocable trust. For Mr. Hanson in 2007, the amount reflected in this column includes an award of $230,000 pursuant to the Management Bonus Plan (of which $138,000 was paid in April 2008 and the remaining $92,000 was paid in March 2009 in accordance with the plan) and $12,926 of interest earned during 2007 on a portion of the funds from our December 6, 2006 cash recognition award, which is held in an irrevocable trust.

For Mr. Gaither in 2009, the amount reflected in this column includes an award of $352,786 pursuant to the Management Bonus Plan, which was paid in March 2010, and $2,688 of interest earned during 2009 on a portion of the funds from our December 6, 2006 cash recognition award, which is held in an irrevocable trust. For Mr. Gaither in 2008, the amount reflected in this column includes an award of $318,000 pursuant to the Management Bonus Plan (of which $190,800 was paid in March 2009 and the remaining $127,200 was paid in October 2009 in accordance with the plan) and $2,725 of interest earned during 2008 on a portion of the funds from our December 6, 2006 cash recognition award, which is held in an irrevocable trust.

  For Ms. Kuhn in 2009, the amount reflected in this column includes an award of $272,683 pursuant to the Management Bonus Plan, which was paid in March 2010, and $36,894 of interest earned during 2009 on a portion of the funds from our December 6, 2006 cash recognition award, which is held in an irrevocable trust. For Ms. Kuhn in 2008, the amount reflected in this column includes an award of $250,000 pursuant to the Management Bonus Plan (of which $150,000 was paid in March 2009 and the remaining $100,000 was paid in October 2009 in accordance with the plan) and $37,399 of interest earned during 2008 on a portion of the funds from our December 6, 2006 cash recognition award, which is held in an irrevocable trust. For Ms. Kuhn in 2007, the amount reflected in this column includes an award of $125,000 pursuant to the Management Bonus Plan (of which $75,000 was paid in April 2008 and the remaining $50,000 was paid in March 2009 in accordance with the plan) and $16,157 of interest earned during 2007 on a portion of the funds from our December 6, 2006 cash recognition award, which is held in an irrevocable trust.

  For Mr. Perkins in 2009, the amount reflected in this column includes an award of $209,704 pursuant to the Management Bonus Plan, which was paid in March 2010, and $14,757 of interest earned during 2009 on a portion of the funds from our December 6, 2006 cash recognition award, which is held in an irrevocable trust. For Mr. Perkins in 2008, the amount reflected in this column includes an award of $190,000 pursuant to the Management Bonus Plan (of which $114,000 was paid in March 2009 and the remaining $76,000 was paid in October 2009 in accordance with the plan) and $14,959 of interest earned during 2008 on a portion of the funds from our December 6, 2006 cash recognition award, which is held in an irrevocable trust. For Mr. Perkins in 2007, the amount reflected in this column includes an award of $85,000 pursuant to the Management Bonus Plan (of which $51,000 was paid in April 2008 and the remaining $34,000 was paid in March 2009 in accordance with the plan) and $6,463 of interest earned during 2007 on a portion of the funds from our December 6, 2006 cash recognition award, which is held in an irrevocable trust.

(8)
See below for additional information regarding the amounts disclosed in the "All Other Compensation" column.

All Other Compensation—Fiscal Year 2009

        The following table details the components of the amounts reflected in the "All Other Compensation" column of the Summary Compensation Table for each of our named executive officers for the fiscal year ended December 31, 2009.

Name	Perquisites & Other Personal Benefits(1)	Tax "Gross- ups" & Reimbursements for Payment of Taxes(2)	Company Contributions to Defined Contribution Plans(3)(4)	Insurance Premiums(5)	Total of All Other Compensation
Lawrence D. Stern	$93,177	$73,808	$123,376	$1,874	$292,235
John M. Hanson	—	—	$43,015	$1,821	$44,836
John F. Gaither, Jr.	$18,743	$8,884	$29,359	$2,589	$59,575
Mary J. Kuhn	—	—	$36,413	$787	$37,200
John R. Perkins	$62,144	$42,272	$58,233	$247	$162,896

(1)
Represents amounts reimbursed for housing and relocation expenses.

(2)
Represents amounts reimbursed to the named executive officers for taxes owed with respect to reimbursement for relocation expenses.

(3)
Includes our company's matching contribution to each individual's account in the Talecris Savings Plan and the Supplemental Savings Plan, in the following amounts: Mr. Stern, $118,476; Mr. Hanson, $38,115; Mr. Gaither, $24,459; Ms. Kuhn, $31,513; and Mr. Perkins, $53,333 (of which $1,957 was not contributed to the Talecris Savings Plan until 2010). These amounts are in part contributed to the individual's account in the Talecris Savings Plan, and, to the extent in excess of certain Code limitations, deemed allocated to the individual's account in the Supplemental Savings Plan.

(4)
Includes our company's contribution to each individual's account in the Talecris Savings Plan in conjunction with the profit sharing portion of the plan. The plan is discretionary, with the percentage amount determined by our board of directors each year. The amounts in the table include profit sharing contributions earned in 2009 that were contributed to the named executive officer's Talecris Savings Plan accounts in March 2010. The amount of the 2009 profit sharing contribution is $4,900 for each named executive officer.

(5)
Represents insurance premiums paid by us in connection with our life insurance programs for the benefit of the named executive officers.

Plan-Based Awards

        The following table reflects awards granted under our company's 2009 Long-Term Incentive Plan (stock options and restricted stock units ("RSU")) and under our Management Bonus Plan (annual incentive awards) during the year ended December 31, 2009. Amounts reflected in the table assume that all annual performance targets are met. For a discussion of the material terms of our 2009 Long-Term Incentive Plan, please see "—Long-Term Incentive Compensation (Stock Options, Restricted Stock, Restricted Stock Units and Performance Shares)" above.

Grants Of Plan Based Awards—Fiscal Year 2009

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
					All Other Option Awards: Number of Securities Underlying Options (#)(3)
				All Other Stock Awards: Number of Shares or Units (#)(3)		Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Award Type	Grant Date(1)	Target ($)(2)
Lawrence D. Stern	Mgt. Bonus	n/a	$1,119,860
	Stock Options	9/30/2009			90,070	$19.00	$861,970
	RSU	9/30/2009		45,366			$861,954
John M. Hanson	Mgt. Bonus	n/a	$310,144
	Stock Options	9/30/2009			35,266	$19.00	$337,496
	RSU	9/30/2009		17,763			$337,497
John F. Gaither, Jr.	Mgt. Bonus	n/a	$258,558
	Stock Options	9/30/2009			26,123	$19.00	$249,997
	RSU	9/30/2009		13,157			$249,983
Mary J. Kuhn	Mgt. Bonus	n/a	$219,834
	Stock Options	9/30/2009			18,286	$19.00	$174,997
	RSU	9/30/2009		9,210			$174,990
John R. Perkins	Mgt. bonus	n/a	$153,692
	Stock Options	9/30/2009			11,755	$19.00	$112,495
	RSU	9/30/2009		5,921			$112,499

(1)
Grant date is not applicable for Management Bonus Plan awards.

(2)
Amounts included in this column are calculated based on the assumption that all annual performance targets will be met. The final awards under the 2009 Management Bonus Plan are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table, above.

(3)
The stock options and restricted stock units have a three-year vesting period that begins as of April 1, 2010, and, as such, one-third of these awards vests on each of April 1, 2011, April 1, 2012 and April 1, 2013. The options and restricted stock units expire ten years from the date of grant, or earlier if an option holder ceases to be employed by our company (subject to post-retirement vesting in the event of an executive's qualifying retirement and in the absence of certain post-retirement employment elsewhere).

(4)
The exercise price of these stock options was based on the price of common stock in our initial public offering, $19.00 as determined on September 30, 2009.

(5)
The amounts reflected in this column were computed in accordance with FASB ASC Topic 718. The grant date fair value for the restricted stock units was based on the price of common stock in our initial public offering, $19.00 as determined on September 30, 2009. The fair value of stock options granted was based on the Black-Scholes price of $9.57 per option as determined on September 30, 2009. For additional information regarding the assumptions used in determining fair value using the Black-Scholes pricing model, please see Note 17, "Share-Based Compensation," to our company's audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year End

        The following table includes certain information with respect to all equity awards that remain outstanding as of December 31, 2009 for the named executive officers.

Outstanding Equity Awards At 2009 Fiscal Year End

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)(9)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(12)
Lawrence D. Stern	1,855,744	(1)	164,488	(6)	88,568	(6)	$1.39	11/10/2015	101,744	(10)	$2,265,839
	2,016,000	(2)					$21.25	7/25/2017	373,200	(11)	$8,311,164
			90,070	(14)			$19.00	9/30/2019	45,366	(15)	$1,010,301
John M. Hanson	337,408	(3)	54,824	(6)	29,528	(6)	$1.39	11/10/2015	33,920	(10)	$755,398
	79,080	(4)	17,136	(7)	9,224	(7)	$11.00	12/06/2016
	13,176	(13)	8,568	(8)	4,616	(8)	$11.00	4/01/2018
			35,266	(14)			$19.00	9/30/2019	17,763	(15)	$395,582
John F. Gaither, Jr.	192,000	(4)	41,600	(7)	22,400	(7)	$11.00	12/06/2016	3,088	(10)	$68,770
	210,000	(13)	136,496	(8)	73,504	(8)	$11.00	4/01/2018
			26,123	(14)			$19.00	9/30/2019	13,157	(15)	$293,006
Mary J. Kuhn	421,760	(3)	68,536	(6)	36,904	(6)	$1.39	11/10/2015	42,392	(10)	$944,070
			18,286	(14)			$19.00	9/30/2019	9,210	(15)	$205,107
John R. Perkins	168,704	(5)	27,416	(7)	14,760	(7)	$11.00	12/06/2016	16,960	(10)	$377,699
	26,360	(13)	17,136	(8)	9,224	(8)	$11.00	4/01/2018
			11,755	(14)			$19.00	9/30/2019	5,921	(15)	$131,861

(1)
Of these options, granted on November 10, 2005, 843,520 were granted pursuant to one award that vested immediately on the grant date and 1,012,224 represent four-fifths of a separate award for which the first vesting date was April 1, 2006.

(2)
These options were awarded on July 25, 2007 and vested fully on August 19, 2009.

(3)
These options were awarded on November 10, 2005 and vested one-fifth each on April 1, 2006, April 1, 2007, April 1, 2008 and April 1, 2009.

(4)
These options were awarded on December 6, 2006 and vested one-fourth each on April 1, 2007, April 1, 2008 and April 1, 2009.

(5)
Of these options that were granted on December 6, 2006, 42,176 were considered to be vested immediately, and 126,528 represent three-quarters of the remaining award for which the first vesting date was April 1, 2007.

(6)
Award was granted on November 10, 2005 and vests over a period of five years. These unexercisable options will vest on April 1, 2010, subject to the optionee remaining employed with our company through that date.

(7)
Award was granted on December 6, 2006. These unexercisable options will vest on April 1, 2010, subject to the optionee remaining employed with our company through that date.

(8)
Award was granted on April 1, 2008. These unexercisable options will vest on April 1, 2010, subject to the optionee remaining employed with our company through that date.

(9)
The exercise price of stock options granted was determined by our board of directors, based in part on an analysis by an outside consultant.

(10)
Award was granted on December 6, 2006. These remaining restricted shares vests on March 31, 2010, subject to the grantee remaining employed with our company through that date.

(11)
Award was granted on July 25, 2007. One-half of these remaining restricted shares vests on each of March 31, 2010 and March 31, 2011, subject to the grantee remaining employed with our company through those dates.

(12)
The amounts reflected in this column were computed by multiplying the number of shares expected to vest by $22.27, which was determined by the closing price of our common stock as reported by the Nasdaq Global Select Market on December 31, 2009.

(13)
The options were awarded on April 1, 2008 and vested one-half on April 1, 2009.

(14)
Award was granted September 30, 2009 with a three-year vesting period measured from April 1, 2010, and as such, one-third of these options vests on each of April 1, 2011, April 1, 2012 and April 1, 2013.

(15)
Award was granted September 30, 2009 with a three-year vesting period measured from April 1, 2010, and as such, one-third of these restricted stock units vests on each of April 1, 2011, April 1, 2012 and April 1, 2013.

Option Exercises and Stock Vested

        The following table provides information about the number of shares acquired upon vesting of restricted stock awards for our named executive officers during the year ended December 31, 2009, and the value realized by our named executive officers. No option awards were exercised by our named executive officers in 2009.

Option Exercises And Stock Vested—Fiscal Year 2009

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Lawrence D. Stern	288,344	$4,793,719
John M. Hanson	33,912	$563,787
John F. Gaither, Jr.	3,088	$51,338
Mary J. Kuhn	42,392	$704,767
John R. Perkins	16,960	$281,960

(1)
Represents the value realized on the vesting of stock awards on March 31, 2009, based on the fair market value per share of $16.63 on that date as determined by our board of directors.

Non-Qualified Deferred Compensation

        The following table discloses each named executive officer's contributions to the Supplemental Savings Plan, our company's matching contribution, accrued interest and other earnings on funds in the plan, withdrawals and distributions during the year ended December 31, 2009 and fiscal year end balances as of December 31, 2009.

Non-Qualified Deferred Compensation—Fiscal Year 2009

Name	Executive Contributions in 2009 ($)(1)	Registrant Contributions in 2009 ($)(2)	Aggregate Earnings / (Loss) in 2009 ($)	Aggregate Balance at December 31, 2009 ($)
Lawrence D. Stern	$451,743	$108,676	$372,420	$1,495,987
John M. Hanson	$54,971	$28,315	$10,903	$339,120
John F. Gaither, Jr.	$17,621	$14,659	$8,454	$68,412
Mary J. Kuhn	$266,547	$21,713	$23,765	$865,962
John R. Perkins	$82,920	$43,533	$28,809	$399,860

(1)
For Mr. Stern, the amount reflected in this column includes $33,558 of deferred salary, $43,305 of deferred cash payments received in 2009 relating to amounts earned and reported in 2007 under the 2007 Management Bonus Plan, and $374,880 of deferred cash payments received in 2009 relating to amounts earned and reported in 2008 under the 2008 Management Bonus Plan.

For Mr. Hanson, the amount reflected in this column includes $17,260 of deferred salary, and $37,711 of deferred cash payments received in 2009 relating to amounts earned and reported in 2008 under the 2008 Management Bonus Plan.

  For Mr. Gaither, the amount reflected in this column includes $15,077 of deferred salary and $2,544 of deferred cash payments received in 2009 relating to amounts earned in 2008 under the 2008 Management Bonus Plan.

  For Ms. Kuhn, the amount reflected in this column includes $138,809 of deferred salary, $2,738 of deferred cash payments received in 2009 relating to amounts earned and reported in 2007 under the 2007 Management Bonus Plan, and $125,000 of deferred cash payments received in 2009 relating to amounts earned and reported in 2008 under the 2008 Management Bonus Plan.

  For Mr. Perkins, the amount reflected in this column includes $13,058 of deferred salary, $36,082 of deferred cash payments received in 2009 relating to amounts earned and reported in 2008 under the 2008 Management Bonus Plan, and $33,780 constituting the deferred portion of the cash payment received in 2009, pursuant to his special bonus arrangement. The executive contribution amounts related to salary are disclosed in the Summary Compensation Table in the "Salary" column, and Mr. Perkins' contribution amount of $33,780 is disclosed in the Summary Compensation Table in the "Bonus" column.

(2)
The registrant contribution amounts are included in the Summary Compensation Table in the "All Other Compensation" column.

  Supplemental Savings Plan and Talecris Savings Plan

        Our company's non-qualified deferred compensation program (the Supplemental Savings Plan or SSP) is an unfunded nonqualified deferred compensation plan in which employees at certain executive levels are eligible to defer certain pre-tax earnings, subject to certain limitations. The SSP is available to all of our employees who are at the senior vice president level or above, or any highly compensated employee who the SSP plan administrator designates as being eligible. Each of the named executive officers participates in the Supplemental Savings Plan.

        The SSP allows eligible participants to defer payment of a portion of their salary and bonus on a pre-tax basis. Participants are not allowed to defer payments under any long-term incentive compensation plans (i.e., the Special Recognition Bonus Plan, the 2006 Restricted Stock Plan, the 2009 Long-Term Incentive Plan and the recognition award plan). To qualify for participation in the SSP, an eligible employee must have deferred the maximum amount permitted into the Talecris Savings Plan (TSP) (i.e., our 401(k) plan). For 2009, the maximum elective deferral amount was $16,500. Once an employee has maximized his or her pre-tax contributions under the TSP, he or she can defer up to 50% of his or her "excess compensation" into the SSP. Excess compensation is defined as the compensation in excess of what can be taken into account under the TSP due to Code limitations.

        For 2009, our company matched 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions in the TSP. The investment crediting options for the SSP mirror those offered for the TSP. Each year, the amount of a participant's deferred compensation account increases or decreases based on the appreciation and/or depreciation in the value of the investment crediting alternatives selected by the participant. Executive and registrant contributions are fully vested when contributed. Remaining benefits are subject to forfeiture based on a determination by our Senior Vice President of Human Resources that the participant engaged in a willful, deliberate or gross act of commission or omission which is substantially injurious to the business, financial position or reputation of our company. Benefits under the SSP are payable as a lump sum cash distribution upon termination of employment (including retirement and death).

Director Compensation

        The following table sets forth a summary of our non-employee directors' compensation for fiscal year 2009. Mr. Stern, our Chairman and Chief Executive Officer, also serves on our board of directors. However, Mr. Stern does not receive any compensation for his board service beyond the compensation he receives as an executive officer of our company.

Director Compensation—Fiscal Year 2009

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Total ($)
Stuart A. Auerbach	$17,500	—	—	—	$17,500
Richard A. Charpie	$16,250	—	—	—	$16,250
Paul N. Clark	$70,000	$60,116	$60,008	—	$190,124
W. Brett Ingersoll	$18,750	—	—	—	$18,750
James T. Lenehan	$80,000	$60,116	$60,008	$36,894	$237,018
Kenneth J. Martin	$80,000	$60,116	$60,008	—	$200,124
Steven F. Mayer	$16,250	—	—	—	$16,250
Dean J. Mitchell	—	—	$100,002	—	$100,002
Ruedi E. Waeger	$80,000	$60,116	$60,008	$14,757	$214,881

(1)
Represents the amounts of all fees earned or paid in cash for services as a director in 2009. Our director compensation program is described in more detail below.

(2)
Represents the grant date fair value determined in accordance with FASB ASC Topic 718 for the restricted stock awards and stock option awards granted to the non-employee directors. For additional information regarding the assumptions used in determining fair value of option awards using the Black-Scholes pricing model, please see Note 17, "Share-Based Compensation," to our company's audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2009.

Our non-employee directors held the following outstanding restricted stock and option awards as of December 31, 2009:

Name	Outstanding Restricted Stock	Outstanding Option Awards
Paul N. Clark	3,616	29,040
James T. Lenehan	46,008	547,664
Kenneth J. Martin	3,616	29,040
Dean J. Mitchell	—	9,367
Ruedi E. Waeger	20,576	231,344
(3)
For Messrs. Clark, Martin, Lenehan, and Waeger in 2009, the amount reflected in this column includes 3,616 restricted shares granted on March 27, 2009 at the fair value of $16.63 per share.

(4)
For Messrs. Clark, Martin, Lenehan and Waeger in 2009, the amount reflected in this column includes 7,848 options granted on March 27, 2009 at the fair value of $7.65 per option.

For Mr. Mitchell in 2009, the amount reflected in this column includes 9,367 options granted on December 15, 2009 at the fair value of $10.68 per option.

(5)
The amounts in the Non-Equity Incentive Plan Compensation column for Mr. Lenehan and Mr. Waeger reflect interest earned during 2009 on a portion of the funds from our December 6, 2006 cash recognition award, made pursuant to the Special Recognition Bonus Plan, which are being held in an irrevocable trust.

        Effective as of August 25, 2009, our board of directors approved a revised compensation program pursuant to which we provide the following compensation to our non-employee directors:

  •
  quarterly payments of $15,000;

  •
  quarterly fees of $1,250 (or $3,750 for chairmanship) for serving on board committees;

  •
  annual equity grants of restricted stock and stock options valued at approximately $60,000 each; and

  •
  initial grants of stock options valued at approximately $100,000 for new directors.

        We reimburse each non-employee member of our board of directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings. Non-employee directors do not participate in a nonqualified deferred compensation plan and we do not pay any life insurance policies for the directors. Non-employee directors who were employees of Cerberus or Ampersand were not eligible for compensation as directors in any quarter in which we paid a management fee to Cerberus or Ampersand, as applicable. Due to the termination of the management agreement with Cerberus and Ampersand prior to our initial public offering, the non-employee directors who are employees of Cerberus or Ampersand became entitled to receive the compensation discussed above. In addition, new non-employee directors replacing incumbent non-employee directors who are employed by the same corporation, entity or person as the same incumbent non-employee director will not be eligible for initial one-time equity grants.

Employment Agreements

        We have employment agreements with Lawrence D. Stern, our CEO, John M. Hanson, our Executive Vice President and Chief Financial Officer, and John F. Gaither, Jr., our Executive Vice President, General Counsel and Secretary. For most other employees, including some of our other executive officers, employment at our company is at will. The terms of employment are specified in formal offer letters which are extended to all employees prior to the commencement of employment. Among our named executive officers, each of Mary J. Kuhn, our Senior Vice President, Operations (named Executive Vice President, Operations effective August 7, 2009) and John R. Perkins, our Senior Vice President and General Manager, Portfolio Management and U.S. Business, is subject to written employment arrangements in formal offer letters to which he or she is party with us. Messrs. Stern, Gaither, Hanson, Perkins and Ms. Kuhn and a number of our executives are entitled to severance, in varying amounts, upon termination of their employment.

        Pursuant to our employment agreement with Lawrence D. Stern, amended and restated as of August 1, 2009, Mr. Stern is entitled to an annual base salary of $600,000 through September 5, 2009 and $950,000 thereafter as Chairman and Chief Executive Officer. Mr. Stern is also eligible to receive an annual performance bonus under the Management Bonus Plan in the amount determined by the compensation committee of the board of directors based upon the achievement of performance measures derived from the annual business plan presented by management and approved by the board of directors. Mr. Stern's target performance bonus was 200% of his base salary through September 5, 2009 and 100% of his base salary thereafter, with the actual amount of each performance bonus being determined under the plan in effect at that time as approved by our board of directors. Mr. Stern is eligible to participate in the 2009 Long-Term Incentive Plan and will receive grants on the same intervals and with the same structure as executive officers of the company. Pursuant to his employment agreement and since we have completed an initial public offering, Mr. Stern's equity grants are designed to compensate him at the 60th percentile level of equity compensation for peer group companies as reasonably determined by the compensation committee after undertaking a peer group analysis. Mr. Stern's employment agreement also provides for certain payments that may be made upon termination of his employment. Mr. Stern's amended and restated employment agreement no longer provides benefits solely as a result of a change in control (see the discussion below under the heading "—Potential Payments Upon Termination or Change in Control").

        Pursuant to our employment agreement with John M. Hanson, amended and restated on October 10, 2008, Mr. Hanson is entitled to an annual base salary of $375,000 (increased by the compensation committee effective September 6, 2009 to $425,000) as Executive Vice President and Chief Financial Officer. Mr. Hanson is also eligible to receive an annual bonus under the Management Bonus Plan in the amount determined by the compensation committee of the board of directors based upon the achievement of performance measures derived from the annual business plan presented by management and approved by the board of directors. Pursuant to our employment agreement with Mr. Hanson, Mr. Hanson's target bonus for the 2009 year was 75% of his base salary, which our compensation committee increased to 80% effective September 6, 2009, with the actual amount of each performance bonus being determined under the plan in effect at that time as approved by our compensation committee. Mr. Hanson's employment agreement also provides for certain payments that may be made upon termination of his employment (see the discussion below under the heading "—Potential Payments Upon Termination or Change in Control").

        Pursuant to our employment agreement with John F. Gaither, Jr., amended and restated on November 6, 2008, Mr. Gaither is entitled to an annual base salary of $350,000 (increased by the compensation committee effective September 6, 2009 to $400,000) as Executive Vice President, General Counsel and Secretary. Mr. Gaither is also eligible to receive an annual bonus under the Management Bonus Plan in the amount determined by the compensation committee of the board of directors based upon the achievement of performance measures derived from the annual business plan presented by management and approved by the board of directors. Pursuant to our employment agreement with Mr. Gaither, Mr. Gaither's target bonus for the 2009 year was 65% of his base salary, which our compensation committee increased to 75% effective September 6, 2009, with the actual amount of each performance bonus being determined under the plan in effect at that time as approved by our compensation committee. Mr. Gaither's employment agreement also provides for certain payments that may be made upon termination of his employment (see the discussion below under the heading "—Potential Payments Upon Termination or Change in Control").

        Pursuant to our employment arrangements with Mary J. Kuhn, dated as of November 19, 2004, as amended on February 8, 2005 and December 19, 2008, Ms. Kuhn is entitled to an annual base salary of $295,770 (increased by the compensation committee on April 5, 2009 to $310,000) as Senior Vice President, Operations. Effective August 7, 2009, Ms. Kuhn was named Executive Vice President, Operations, and effective September 6, 2009 her salary was increased to $375,000 in connection with her promotion. Ms. Kuhn is also eligible to receive an annual performance bonus under the Management Bonus Plan in the amount determined by the compensation committee of the board of directors based upon the achievement of performance measures derived from the annual business plan presented by management and approved by the board of directors. Ms. Kuhn's target performance bonus at the beginning of 2009 was 55% of her base salary; however, on February 24, 2009, our compensation committee approved an increase to Ms. Kuhn's bonus target to 60% of her base salary, with such increase effective as of January 1, 2009. Effective September 6, 2009, the compensation committee approved an increase of the bonus target to 75% of base salary. The actual amount of the performance bonus is determined under the plan in effect at the applicable time as approved by our compensation committee. Ms. Kuhn's employment arrangements also provide for certain payments that may be made upon termination of her employment (see the discussion below under the heading "—Potential Payments Upon Termination or Change in Control").

        Pursuant to our employment arrangements with John R. Perkins, dated March 2, 2006, as amended on December 19, 2008, Mr. Perkins is entitled to an annual base salary of $250,000 (increased by the compensation committee on April 5, 2009 to $280,000) as Senior Vice President and General Manager, Portfolio Management and U.S. Business. Mr. Perkins is also eligible to receive an annual performance bonus under the Management Bonus Plan in the amount determined by the compensation committee of the board of directors based upon the achievement of performance measures derived from the annual business plan presented by management and approved by the board of directors. Mr. Perkins' target performance bonus at the beginning of 2009 was 40% of his base salary; however, on February 24, 2009, our compensation committee approved an increase to Mr. Perkins' bonus target to 50% of his base salary, with such increase effective as of January 1, 2009. Effective September 6, 2009, the compensation committee approved an increase of the bonus target to 65% of base salary. The actual amount of the performance bonus is determined under the plan in effect at the applicable time as approved by our compensation committee. Mr. Perkins' employment arrangements provide for certain payments that may be made upon termination of his employment (see the discussion below under the heading "—Potential Payments Upon Termination or Change in Control").

Potential Payments Upon Termination or Change in Control

        For certain exempt and all non-exempt employees based in the U.S. (all below the Vice President level), our Code Section 409A compliant severance plan, the 2008 Talecris Severance Pay Plan, provides financial assistance in certain instances involving termination of employment. An employee covered under the plan is eligible to receive a severance benefit if, within one year following the date of a Change in Control (as defined in the plan), the employee is terminated due to a reduction in the employer's workforce, an elimination of the employee's job or the employee's resignation for good reason. Participants in the plan are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974 (ERISA).

        Our named executive officers are not covered under the 2008 Talecris Severance Pay Plan. Instead, Messrs. Stern, Hanson and Gaither have 409A compliant severance provisions incorporated into their employment agreements, which provide that if the executive's employment is terminated as a result of various scenarios, including for Cause or without Good Reason, without Cause or for Good Reason and Death or Disability, the executive will receive the benefits specified in their employment agreement. Ms. Kuhn and Mr. Perkins have individual 409A compliant severance agreements, which provide that if their employment is terminated without Cause or for Good Reason, they will receive the benefits specified in their severance agreement. Typically, the total severance to be paid is equal to at least 12 month's base salary, continuation of benefits during the period severance is paid, and payment of accrued vacation and unpaid bonus under the Management Bonus Plan.

        The following summary sets forth potential payments that may be made to certain executive officers upon termination of their employment or a change in control of us under their current employment agreements or offer letters, as applicable. We have initially described the material terms concerning termination of employment of our executives generally under their employment agreements (or offer letters, as applicable); these terms apply to Lawrence D. Stern, our CEO, John M. Hanson, our Executive Vice President and Chief Financial Officer, John F. Gaither, Jr., our Executive Vice President, General Counsel and Secretary, Mary J. Kuhn, our Senior Vice President Operations (named Executive Vice President, Operations effective August 7, 2009), and John R. Perkins, our Senior Vice President and General Manager, Portfolio Management and U.S. Business. Along with this general description, we have detailed individual provisions unique to the employment agreements or offer letters of certain of these executives. Following this description, we have provided the dollar value of payments and benefits for each individual executive in each scenario involving termination of employment.

        Under these employment agreements and offer letters, we may terminate these executive officers at any time for Cause. In these agreements, "Cause" is generally defined as set forth below:

  •
  commission of a felony;

  •
  acts of dishonesty which results or is intended to result in the executive officer's own personal gain or enrichment at our expense;

  •
  material breaches of the executive's obligations as an executive officer;

  •
  conduct in connection with the executive officer's duties that are fraudulent, unlawful or grossly negligent;

  •
  personal conduct of the executive officer which discredits or damages us;

  •
  the executive officer's contravention of specific lawful direction from our CEO (or, in the case of Mr. Stern, from our board of directors) or the failure to adequately perform his or her duties; or

  •
  breach of the executive officer's duties of confidentiality, non-solicitation or non-competition.

        Under these employment agreements and offer letters, we may also terminate these executive officers for a Disability. "Disability" is generally defined as a reasonable determination by a physician reasonably acceptable to us in accordance with applicable law that as a result of physical or mental injury or illness, the executive officer is unable to perform the essential functions of his position with or without reasonable accommodation for a period of (i) 60 consecutive days or (ii) 90 days in any one year period.

        In addition, our executive officers may terminate their own employment for "Good Reason" as that term is defined in their respective employment agreements or offer letters.

        Furthermore, upon termination of their employment for any reason each of these executive officers (except for Mr. Perkins) has agreed to a confidentiality agreement of five years, a non-solicitation agreement of 24 months and a non-competition agreement of at least 18 months (each of these restrictions lasts for only one year in the case of Ms. Kuhn) following the termination (subject to an increase in duration to the extent certain severance payments are being made to the executive officer).

        Termination by Us for Cause or by Executive without Good Reason.    If we terminate the executive's (except for Mr. Perkins' and Ms. Kuhn's) employment for Cause or if he or she terminates his or her own employment with us without Good Reason, he or she is entitled to the following:

  •
  accrued but unpaid base salary and some benefits (to the date of termination);

  •
  any reimbursable expenses that have been incurred but not yet reimbursed;

  •
  earned but unpaid bonus for the performance years prior to the year of termination (but only if we terminate the executive's employment for Cause);

  •
  payment for accrued and unused personal days (in the case of Messrs. Stern, Gaither and Hanson only); and

  •
  in the case of Mr. Stern, the vesting and exercise of all shares of restricted stock, stock options and other equity incentives to the extent set forth in Mr. Stern's award agreements.

        Termination by Us without Cause or by Executive for Good Reason.    If we terminate the executive's employment without Cause or, if the executive terminates his or her employment for Good Reason then, in addition to the payments (if any) to be received upon death or Disability (as described below)

(or, in the case of Mr. Stern, in addition to the payments to be received upon termination for Cause or without Good Reason), the executive is generally entitled to the following:

  •
  his or her then current base salary for either the remaining term of his employment then in effect or 18 months, whichever is greater (in the case of Mr. Stern, his then base salary either for the remaining term of his employment then in effect or 18 months, whichever is less and in the case of Ms. Kuhn and Mr. Perkins, only 12 months' base salary is payable) and, except for Mr. Perkins, payment for accrued, unused personal days (vacation pay for Ms. Kuhn), payable in a lump sum;

  •
  performance bonus payments in an aggregate amount equal to the lesser of (i) the bonus amount earned by the executive for the years prior to the calendar year of his termination or (ii) his target performance bonus, payable in a lump sum (Ms. Kuhn only receives accrued unpaid bonus up through the date of her separation from service, and Mr. Perkins automatically receives the target performance bonus);

  •
  reimbursement of the cost of continued group health coverage pursuant to COBRA for a maximum of twelve months (Ms. Kuhn and Mr. Stern only) and for the greater of eighteen months after the date of separation from service or the remainder of the number of months remaining in the then contract term (Messrs. Gaither and Hanson only);

  •
  exercising of vested stock options (and, in the case of Mr. Stern, the vesting of certain stock options that had previously not vested), in accordance with our stock option award agreement with the executive;

  •
  in the case of Mr. Stern, the vesting and exercise of all shares of restricted stock, stock options and other equity incentives to the extent set forth in Mr. Stern's award agreements;

  •
  in the case of Mr. Stern, payment of all amounts awarded under our Special Recognition Bonus Plan, effective as of October 1, 2006 and the cash portion of our December 6, 2006 restricted share and cash recognition award;

  •
  in the case of Mr. Stern, if he has been offered and accepts a position which is that of a Key Person (as defined in the 2005 Stock Option and Incentive Plan) and has been in continuous service, all awards under the 2009 Long-Term Incentive Plan will continue to vest in accordance the terms of the plan. If Mr. Stern is offered but does not accept a position which is that of a Key Person and has been in continuous service, then no award shall continue to vest after his termination date. If Mr. Stern is not offered a position which is that of a Key Person and has not been in continuous service, all awards under the 2009 Long-Term Incentive Plan that are subject to time-based vesting will immediately vest and all performance awards will vest at the time and to the extent that such awards would have vested had Mr. Stern remained in continuous service; and

  •
  in the case of Mr. Gaither, following a change in control, he is entitled to losses he incurs from the sale of his residence and a relocation allowance.

        However, certain compensation related to our executives' termination would be forfeited if any such executive violates his continued duties of non-disparagement, confidentiality, non-solicitation or hiring, non-competition and properly handling our property, or (except in the cases of Ms. Kuhn and Mr. Perkins) if the executive fails to provide us with certain minimal consulting services, over the 18 month period (there are no such restrictions for Mr. Perkins and Ms. Kuhn) following termination.

        "Good Reason" is generally defined in our executives' employment agreements and offer letters as:

  •
  a material reduction in the executive's responsibilities, authority, position or duties;

  •
  removal of the executive from his position other than for Cause;

  •
  a material adverse reduction in the amount of his aggregate compensation (unless such reduction in compensation is proportional to any reduction in compensation of other senior executives and, with respect to certain executives, so long as it does not exceed 20%) or failure to pay such compensation;

  •
  material breach by us of his employment agreement (provided that a suspension or the requirement that he not report to work shall not constitute "Good Reason" so long as he continues to receive the compensation and benefits he is entitled to receive under his employment agreement);

  •
  failure by us to maintain in effect any incentive compensation plan in which he participates unless an equitable alternative arrangement is provided (except to the extent that such change in the incentive compensation plan relates to all other eligible executive officers);

  •
  the relocation of his office by us by more than 50 miles from its location at the time his employment agreement with us became effective (except in the case of Mr. Stern);

  •
  our failure to continue to provide him with benefits at least as favorable as those presently enjoyed by him under any employee benefit and welfare plans commensurate with those generally available to all executive officers; or

  •
  in the case of Mr. Stern, removal without his consent from the role and responsibilities of Chairman of the Board other than for Cause.

        Termination Due to Death or Disability.    If an executive's employment is terminated as a result of his or her Disability or death, in addition to the compensation he or she would receive if terminated for Cause, he or she is entitled to the following:

  •
  (except for Ms. Kuhn and Mr. Perkins) payment for any unpaid bonus relating to the calendar years prior to the calendar year of the termination;

  •
  (except for Ms. Kuhn and Mr. Perkins) a pro rata share of his performance bonus for the year of his termination (if we achieve our performance goals for that year), paid at 100% of his target bonus and payable at the same time and in the same manner as other executives remaining with us;

  •
  (except for Ms. Kuhn and Mr. Perkins) vesting and exercising of vested stock options, in accordance with the executive's stock option award agreement;

  •
  in the case of Mr. Stern, the vesting and exercise of all shares of restricted stock, stock options and other equity incentives to the extent set forth in Mr. Stern's award agreements;

  •
  in the case of Mr. Stern, if he has been offered and accepts a position which is that of a Key Person (as defined in the 2005 Stock Option and Incentive Plan) and has been in continuous service, all awards under the 2009 Long-Term Incentive Plan will continue to vest in accordance the terms of the plan. If Mr. Stern is offered but does not accept a position which is that of a Key Person and has been in continuous service, then no award shall continue to vest after his termination date. If Mr. Stern is not offered a position which is that of a Key Person and has not been in continuous service, all awards under the 2009 Long-Term Incentive Plan that are subject to time-based vesting will immediately vest and all performance awards will vest at the time and to the extent that such awards would have vested had Mr. Stern remained in continuous service;

  •
  in the case of Mr. Stern, payment of all amounts awarded under our Special Recognition Bonus Plan, effective as of October 1, 2006 and all amounts awarded under our December 6, 2006 restricted share and cash recognition award; and

  •
  in the case of Ms. Kuhn and Mr. Perkins, payments and benefits under our employee benefit plans.

        In the case of Disability, however, any compensation related to the executive's termination would be forfeited by him or her if he or she violated his or her continued duties of non-disparagement, confidentiality, non-solicitation or hiring, non-competition, properly handling our property, or, except in the case of Ms. Kuhn, if the executive does not make a good faith effort to provide us with certain consulting services at no additional cost to us during the severance period.

        Termination by Our Failure to Renew the Employment Agreement.    In addition, if we decide to allow an executive's employment agreement (other than the employment arrangements of Ms. Kuhn and Mr. Perkins) to lapse without renewing the agreement, effectively terminating his employment, then he is entitled to the same compensation as if he had terminated his employment for Good Reason, except that he would not receive performance bonus payments in an aggregate amount equal to the lesser of the bonus amount received by him for the years prior to the calendar year of his termination or his target performance bonus (except in the case of Mr. Stern whose performance bonus would be pro-rated for the period employed in the final year of employment). However, any compensation would be terminated if an executive violates his continued duties of non-disparagement, confidentiality, non-solicitation, non-competition and properly handling our property. In addition, with respect to Mr. Stern only, if he has been offered and accepts a position which is that of a Key Person (as defined in the 2005 Stock Option and Incentive Plan) and has been in continuous service, all awards under the 2009 Long-Term Incentive Plan will continue to vest in accordance the terms of the plan. If Mr. Stern is offered but does not accept a position which is that of a Key Person and has been in continuous service, then no award shall continue to vest after his termination date. If Mr. Stern is not offered a position which is that of a Key Person and has not been in continuous service, all awards under the 2009 Long-Term Incentive Plan that are subject to time-based vesting will immediately vest and all performance awards will vest at the time and to the extent that such awards would have vested had Mr. Stern remained in continuous service. Any compensation in relation to the lapse of Mr. Stern's contract with us would be reduced by any amount of compensation (other than equity grants) that he may earn from other employment with Talecris, board of directors fees from Talecris or the provision of consulting services to Talecris during the 18 months following his termination.

        Summary of Payments to Executives in Various Termination Scenarios.    The following summarizes the value of payments (including the value of accelerated payments and value of accelerated vesting and exercising of restricted stock and stock options, respectively, as applicable) and other benefits to be provided to each of Mr. Stern, Mr. Hanson, Mr. Gaither, Ms. Kuhn and Mr. Perkins, respectively, upon termination of employment under each of the circumstances described above, assuming that termination had occurred on December 31, 2009:

        For Mr. Stern:

    •
    $20,227,677 for termination without Cause or for Good Reason;

    •
    $7,234,232 for termination for Cause or without Good Reason;

    •
    $18,790,340 for termination due to death or Disability; and

    •
    $20,227,677 for termination by our failure to renew his employment agreement.

        For Mr. Hanson:

    •
    $1,330,441 for termination without Cause or for Good Reason;

    •
    $58,121 for termination for Cause or without Good Reason;

    •
    $2,541,909 for termination due to death or Disability;

    •
    $1,020,297 for termination by our failure to renew his employment agreement; and

    •
    $1,330,441 for termination by executive upon a change in control.

        For Mr. Gaither:

    •
    $1,202,902 for termination without Cause or for Good Reason;

    •
    $70,054 for termination for Cause or without Good Reason;

    •
    $3,033,596 for termination due to death or Disability;

    •
    $944,344 for termination by our failure to renew his employment agreement; and

    •
    $1,202,902 for termination by executive upon a change in control.

        For Ms. Kuhn:

    •
    $708,933 for termination without Cause or for Good Reason.

        For Mr. Perkins:

    •
    $483,231 for termination without Cause or for Good Reason.

Change in Control

        Generally, in the event of a Change in Control (as defined below), all equity-based awards that we have granted become immediately and fully exercisable. In addition, all restrictions and conditions on restricted stock will be deemed satisfied and performance share awards will be vested and deemed earned in full, and promptly paid to employees.

        A "Change in Control" means the occurrence of any one of the following events:

          (a)   any person, other than certain permitted investors (each, a Permitted Investor), is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of us representing (A) more than 30% of the total voting power of our then-outstanding securities generally eligible to vote for the election of directors (the Company Voting Securities) and (B) a greater percentage of the then-outstanding Company Voting Securities that are then held by all the Permitted Investors in the aggregate; provided, however, that any of the following acquisitions shall not be deemed to be a Change in Control: (1) by us or any subsidiary or affiliate of us, (2) by any employee benefit plan (or related trust) sponsored or maintained by us or any of our subsidiaries or affiliates, (3) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (4) pursuant to a Non-Qualifying Transaction (as defined in paragraph (b));

          (b)   the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving us or any of our subsidiaries or affiliates (a Business Combination), unless immediately following such Business Combination:

            (1)   more than 50% of the total voting power of (x) us resulting from such Business Combination (the Surviving Corporation), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of a majority of the voting securities eligible to elect directors of the Surviving Corporation (the Parent Corporation), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination;

            (2)   no person, other than a Permitted Investor or any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, is or becomes the beneficial owner, directly or indirectly, of securities of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) representing (A) 30% of the total voting power of the securities then outstanding generally eligible to vote for the election of directors of the Parent Corporation (or the Surviving Corporation) (the "Parent Voting Securities"), and (B) a greater percentage of the then outstanding Parent Voting Securities that are then held by all the Permitted Investors in the aggregate; and

            (3)   at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were incumbent directors at the time of the board of directors' approval of the execution of the initial agreement providing for such Business Combination;

  (any Business Combination which satisfies all of the criteria specified in (1), (2) and (3) above shall be deemed to be a "Non-Qualifying Transaction");

          (c)   our stockholders approve a plan of complete liquidation or dissolution of us; or

          (d)   the consummation of a sale of all or substantially all of our assets to an entity that is not an affiliate of us (other than pursuant to a Non-Qualifying Transaction).

        Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of Company Voting Securities as a result of the acquisition of Company Voting Securities by us which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by us such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of us may then occur.

 Security Ownership of Certain Beneficial Holders and Management

        The following table sets forth information regarding ownership of the common stock as of March 1, 2010, or earlier date for information based on filings with the Securities and Exchange Commission by (a) each person known to the company to own more than 5% of the outstanding shares of the common stock, (b) each director and nominee for director of the company, (c) the company's Chief Executive Officer, Chief Financial Officer and each other executive officer named in the compensation tables appearing previously in this Proxy Statement and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the Securities and Exchange Commission or other reliable information.

        The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission. The information does not necessarily indicate beneficial ownership for any other purpose. Under those rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group which may be exercised within 60 days after March 11, 2010. For purposes of calculating each person's or group's percentage ownership, shares of common stock issuable pursuant to stock options exercisable within 60 days after March 11, 2010 are included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

        Unless otherwise indicated in the footnotes below, the address of each beneficial owner listed below is c/o Talecris Biotherapeutics Holdings Corp., P.O. Box 110526, 4101 Research Commons, 79 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage
5% Stockholders
Talecris Holdings, LLC(1)(2)	61,175,236	49.9
Lazard Asset Management LLC(3)	7,930,096	6.5
Capital Research Global Investors(4)	6,145,000	5.0
Named Executive Officers and Directors
John F. Gaither(5)	683,760	*
John M. Hanson(6)	635,416	*
Mary J. Kuhn(7)	629,512	*
John Perkins(8)	314,472	*
Lawrence D. Stern(9)	5,408,984	4.4
Stuart A. Auerbach(10)	—	*
Richard A. Charpie(11)	—	*
Paul N. Clark(12)	38,736	*
W. Brett Ingersoll(13)	—	*
James T. Lenehan(14)	684,536	*
Kenneth J. Martin(15)	38,736	*
Steven F. Mayer(16)	—	*
Dean J. Mitchell(17)	9,367	*
Ruedi E. Waeger(18)	291,912	*

All executive officers and directors as a group	10,285,571	8.4

*
Less than one percent.

(1)
Cerberus Plasma Holdings LLC owns a 74.3% equity interest in Talecris Holdings, LLC. Cerberus Plasma Holdings LLC, as the managing member of Talecris Holdings, LLC, exercises voting and investment authority over our securities held by Talecris Holdings, LLC. The managing member of Cerberus Plasma Holdings LLC is Cerberus Partners, L.P., whose general partner is Cerberus Associates, L.L.C. Stephen Feinberg is the managing member of Cerberus Associates, L.L.C. and, as such, exercises sole voting and investment authority over our securities held by Talecris Holdings, LLC. The address of Cerberus Plasma Holdings LLC is c/o Cerberus Capital Management, L.P., 299 Park Avenue, 28th floor, New York, NY 10171-0002.

(2)
Ampersand, through its affiliated entities: (i) Ampersand 1999 Limited Partnership ("Fund 1"), (ii) Ampersand 1999 Companion Fund Limited Partnership ("Fund 2"), (iii) Ampersand 2001 Limited Partnership ("Fund 3"), (iv) Ampersand 2001 Companion Fund Limited Partnership ("Fund 4") and (v) Ampersand Plasma Holdings, L.L.C. ("Fund 5") (foregoing items (i) through (v) collectively referred to as the "Funds") owns a 25.7% equity interest in Talecris Holdings, LLC. AMP 99 Management Company Limited Liability Company ("AMP 99 MC LLC") is the General Partner of Fund 1 and Fund 2, AMP 01 Management Company Limited Liability Company ("AMP 01 MC LLC") is the General Partner of Fund 3 and Fund 4, and Fund 3 is the Managing Member of Fund 5 (AMP 99 MC LLC, AMP 01 MC LLC and the Funds collectively referred to as the "Ampersand Entities"). Dr. Charpie and Mr. Auerbach, members of our board of directors, are a Principal Managing Member and a Managing Member, respectively, of both AMP 99 MC LLC and AMP 01 MC LLC. They participate in voting and investment decisions on behalf of the Ampersand Entities with respect to our securities that such entity may be deemed to beneficially own. Each of Dr. Charpie and Mr. Auerbach disclaims beneficial ownership of the shares of common stock held by Talecris Holdings, LLC or indirectly held by the Ampersand Entities.

(3)
Based on information of beneficial ownership as of December 31, 2009, included in a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2010. The address of Lazard Asset Management LLC is 30 Rockefeller Plaza, New York, New York 10112.

(4)
Based on information of beneficial ownership as of December 31, 2009, included in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2010. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(5)
Includes 676,000 options to purchase shares of our common stock at $11.00 per share (274,000 of these options will vest on April 1, 2010) and 7,760 shares of restricted stock.

(6)
Includes 421,760 options to purchase shares of our common stock at $1.39 per share (84,352 of these options will vest on April 1, 2010), 131,800 options to purchase shares of our common stock at $11.00 per share (39,544 of these options will vest on April 1, 2010) and 81,856 shares of restricted stock.

(7)
Includes 527,200 options to purchase shares of our common stock at $1.39 per share (105,440 of these options will vest on April 1, 2010) and 102,312 shares of restricted stock.

(8)
Includes 263,600 options to purchase shares of our common stock at $11.00 per share (68,536 of these options will vest on April 1, 2010) and 50,872 shares of restricted stock.

(9)
Includes 2,108,800 options to purchase shares of our common stock at $1.39 per share (253,056 of these options will vest on April 1, 2010), 2,016,000 options to purchase shares of our common stock at $21.25 per share and 1,284,184 shares of restricted stock.

(10)
Does not include the shares held indirectly by the Ampersand Entities. Mr. Auerbach serves as a Managing Member of AMP 99 MC LLC and AMP 01 MC LLC. Mr. Auerbach disclaims beneficial ownership of such shares.

(11)
Does not include the shares held indirectly by the Ampersand Entities. Dr. Charpie serves as a Principal Managing Member of AMP 99 MC LLC and AMP 01 MC LLC. Dr. Charpie disclaims beneficial ownership of such shares.

(12)
Includes 8,576 options to purchase shares of our common stock at $11.00 per share, 12,616 options to purchase shares of our common stock at $9.88 per share, 7,848 options to purchase shares of our common stock at $16.63 per share which will vest on April 1, 2010 and 9,696 shares of restricted stock.

(13)
Does not include the shares held indirectly by Cerberus Partners, L.P. Mr. Ingersoll serves as Senior Managing director of an affiliate of Cerberus Partners, L.P. Mr. Ingersoll disclaims beneficial ownership of such shares.

(14)
Includes 527,200 options to purchase shares of our common stock at $1.39 per share (105,440 of these options will vest on April 1, 2010), 12,616 options to purchase shares of our common stock at $9.88 per share, 7,848 options to purchase shares of our common stock at $16.63 per share which will vest on April 1, 2010 and 136,872 shares of restricted stock.

(15)
Includes 8,576 options to purchase shares of our common stock at $11.00 per share, 12,616 options to purchase shares of our common stock at $9.88 per share, 7,848 options to purchase shares of our common stock at $16.63 per share which will vest on April 1, 2010 and 9,696 shares of restricted stock.

(16)
Does not include the shares held indirectly by Cerberus Partners, L.P. Mr. Mayer serves as managing director of an affiliate of Cerberus Partners, L.P. Mr. Mayer disclaims beneficial ownership of such shares. The address for Mr. Mayer is c/o Cerberus California, Inc., 11812 San Vincente Boulevard, Los Angeles, CA 90049.

(17)
Includes 9,367 options to purchase shares of our common stock at $20.99 per share which will vest on April 1, 2010.

(18)
Includes 210,880 options to purchase shares of our common stock at $1.39 per share (42,176 of these options will vest on April 1, 2010), 12,616 options to purchase shares of common stock of $9.88 per share, 7,848 options to purchase shares of common stock of $16.63 per share which will vest on April 1, 2010 and 60,568 shares of restricted stock.

 Certain Relationships and Related Person Transactions

        We have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities on an as converted to common stock basis, and affiliates of our directors, executive officers and holders of more than 5% of our voting securities during the last fiscal year. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

        In accordance with the terms of our Policy on Related Party Transactions, which was adopted by our Chief Executive Officer and amended by our board of directors on August 7, 2009, it is the responsibility of the audit committee of our board of directors to review and approve, in advance, the terms and conditions of all related person transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission.

        In considering the approval of a related person transaction, the details of the transaction must be discussed with the audit committee, including the identification of the related person, the related person's relationship with us, and the nature and the amount of the transaction, evidence to support the arms' length nature of the transaction, including terms and manner of settlement, and the anticipated impact on the financial statements and disclosures. In considering the approval of a related person transaction, a legitimate business case must be developed, including the arm's length nature of the transaction and the disclosure implication of such transaction. Related person transactions to which this policy applies includes, among others, any transaction to which we may be party with any of our directors, executive officers or 5% stockholders or their respective immediate family members. The policy also applies to any transaction to which we may be a party with any of our employees, in which case the Chief Executive Officer has the authority to approve such related person transactions involving employees other than our executive officers or directors. Certain related person transactions that need not be disclosed under Item 404, including transactions where the aggregate amount involved does not exceed $120,000, may be pre-approved or ratified by our audit committee. Responsibility for compensation of executive officers and directors is vested in the compensation committee rather than the audit committee. Other transactions, including loans to executive officers and split dollar life insurance with officers, are prohibited under the policy.

Stockholders Agreements

Agreement with Talecris Holdings, LLC and Certain Executive Officers and Directors

        On December 7, 2006, we entered into a stockholders agreement with Talecris Holdings, LLC and Lawrence D. Stern, our Chairman and Chief Executive Officer (then our Executive Chairman), who had received a grant of 360,000 unrestricted shares of our common stock under our 2006 Restricted Stock Plan. Since that time, each of Joel E. Abelson, James R. Engle, John F. Gaither, Jr., John M. Hanson, Kari D. Heerdt, Mary J. Kuhn, Thomas J. Lynch, Daniel L. Menichella, Bruce Nogales, John R. Perkins and Stephen R. Petteway, as well as our directors Paul N. Clark, James T. Lenehan, Kenneth J. Martin, and Ruedi E. Waeger have also become a party to this agreement in connection with the issuance by us of unrestricted shares of our common stock to them upon the vesting of restricted share awards. The stockholders agreement provides for limited market stand-offs during the two-year period following our initial public offering and further provides for confidentiality and indemnification obligations. Certain other provisions of the agreement were terminated in connection with our initial public offering.

Agreement with Talecris Holdings, LLC and Bayer

        On March 31, 2005, we entered into a stockholders agreement with Talecris Holdings, LLC and Bayer Healthcare, LLC and certain affiliates of Bayer Healthcare, LLC (collectively, "Bayer"). The stockholders agreement provided our stockholders who were party thereto with certain rights with respect to the approval of certain matters and the designation of nominees to serve on our board of directors, as well as registration rights for our securities that they own. Because Bayer disposed of its equity interest in our company, this agreement is effectively of no further force or effect with respect to Bayer.

Restrictions upon Affiliate Transactions and Certain Payments

        The stockholders agreement imposes certain limitations upon transactions that we may enter into with Cerberus or Ampersand or their respective affiliates if any such transaction exceeds $1 million or $10 million and does not receive approval by a disinterested majority of our board of directors or if a fairness opinion is not provided by a nationally recognized investment banking or appraisal firm, respectively. There are various exceptions provided for transactions contemplated explicitly under the agreement itself, the payment of management fees and other excluded transactions.

Registration Rights

        Demand Rights.    Under the stockholders agreement as currently in effect, Talecris Holdings, LLC holds registration rights that allow it at any time after six months following the consummation of our initial public offering in October 2009 (but not within 180 days after the consummation of any other public offering) to request that we register the resale under the Securities Act of 1933 (the "Securities Act"), of all or any portion of the shares of our common stock that they own. Talecris Holdings, LLC is entitled to an unlimited number of such demand registrations. We are not required to maintain the effectiveness of any resale registration statement for more than 210 days (of which the effectiveness of the registration statement may be suspended pursuant to a stop order or the like for up to 30 days). We are also not required to effect any demand registration within 30 days prior to the filing of, or during the 180 days following the effectiveness of, a registration statement for which Talecris Holdings, LLC holds "piggyback" registration rights (as described below) and are given the opportunity to sell shares pursuant to such registration statement. We may refuse a request for demand registration if, in our reasonable judgment, it is not feasible for us to proceed with the registration because of the existence of any acquisition, disposition or other material transaction or financing activity involving us, or because of the unavailability of audited financial statements or our possession of material information that it would not be in our best interests to disclose in a registration statement, provided that such refusal only results in one 180 day delay to the registration and only occurs one time per any twelve month period.

        Piggyback Rights.    Talecris Holdings, LLC also holds "piggyback" registration rights exercisable at any time commencing six months following our initial public offering that allow it to include the shares of our stock that it owns in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on forms that do not permit registration for resale by them) or by any of our other holders of equity securities that have registration rights. These "piggyback" registration rights are subject to proportional cutbacks based on the manner of such offering and the identity of the party initiating such offering.

        Indemnification; Expenses.    We have agreed to indemnify Talecris Holdings, LLC against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells our shares, unless such liability arose from such principal's misstatement or omission, and each such stockholder has agreed to indemnify us against all losses caused by its misstatements or omissions. We will pay all expenses incidental to our performance under the stockholders' agreement, and Talecris Holdings, LLC will pay its respective portion of all underwriting discounts, commissions and transfer taxes relating to the sale of its shares under the stockholders agreement.

Transactions with Centric Health Resources

        Our investment in Centric Health Resources (hereinafter referred to as "Centric") is accounted for using the equity method of accounting based on the assessment that our 30% interest (at December 31, 2009) allows us to exercise significant influence but not control. Under the equity method, our investment, originally recorded at cost, is adjusted to recognize our share of net earnings or losses of Centric as they occur. Our recognition of losses is limited to the extent of our investment in, advances to, and commitments for the investment.

        Centric provides services in the management of our Prolastin Direct and Gamunex Direct programs. In this capacity, Centric provides warehousing, order fulfillment, distribution, home infusion and customer relationship services for us primarily related to our U.S. sales of Prolastin A1PI. Centric maintains inventory on our behalf which they utilize to fill customer orders. Centric also provides services to us in collecting accounts receivable for sales made under the Prolastin Direct and Gamunex Direct programs. We provide Centric a fee for each unit of product provided to patients, which escalates with volume. Fees paid to Centric are predominantly recorded within cost of goods sold. At December 31, 2009, we had $5.5 million payable to Centric for services rendered. The following table summarizes our transactions with Centric:

Year Ended December 31, 2009 (in thousands)
Equity in earnings of affiliate	$441
Dividends declared and paid	$225
Fees for services	$20,306

Transactions with Cerberus and Ampersand

        As indicated elsewhere herein, we were majority owned by Cerberus and limited partnerships affiliated with Ampersand as of December 31, 2009 through their investment in Talecris Holdings, LLC. Subsequent to December 31, 2009, the ownership of Talecris Holdings, LLC was diluted below 50%. Prior to our initial public offering, we were charged a management fee under a management agreement with Cerberus and an affiliate of Ampersand. The management agreement terminated in connection with our initial public offering and there are no ongoing payment obligations from us to either Cerberus Plasma Holdings LLC or the affiliate of Ampersand under the management agreement.

Summary

        The following table summarizes our transactions with Cerberus and Ampersand:

Year Ended December 31, 2009 (in thousands)
Management fees	$5,715
Operational support	$608

        At December 31, 2009, we had $0.3 million payable to Cerberus for services rendered.

Consulting and Advisory Services Agreement

        We entered into a Master Consulting and Advisory Services Agreement dated as of July 18, 2008 with Cerberus Operations and Advisory Company, LLC, an affiliate of Cerberus. Pursuant to the terms of this agreement, Cerberus Operations and Advisory Company, LLC will make personnel available to us for the purpose of providing reasonably requested business advisory services. These services include (i) guidance, direction and/or hands-on operational support, (ii) assistance on specific projects,

(iii) assistance with respect to identification, assessment, development and execution of strategic plans and initiatives, and (iv) such other guidance, assistance and support as are mutually agreed. The master agreement has no set term, but it, as well as any specific engagement letter entered into pursuant to the master agreement, is terminable upon ten business days written notice by either party.

        Each specific engagement between Cerberus Operations and Advisory Company and us is subject to a separate engagement letter that modifies the terms of the master agreement. Pursuant to the terms of the master agreement and engagement letter, we specify the individuals to be assigned to us under the engagement. The personnel assigned by Cerberus Operations and Advisory Company are not our employees and act solely as independent contractors in providing services to us. No material services are currently being provided to us under the terms of this agreement. During 2009, we incurred fees totaling $0.6 million for services under this agreement.

Family Relationships; Legal Proceedings

        There are no family relationships among any of the company's directors or executive officers. None of our directors or executive officers, or an associate of such individual, are involved in a material legal proceeding adverse to us or any of our subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Exchange Act and Securities and Exchange Commission rules, the company's directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the Securities and Exchange Commission. Based solely on its review of copies of these reports and representations of such reporting persons, the company believes that during fiscal year 2009, such filing requirements were satisfied.

 Audit Committee Report

        Management is responsible for the preparation, presentation and integrity of the company's consolidated financial statements and the company's internal control over financial reporting. The independent registered public accounting firm of PricewaterhouseCoopers LLP (PwC) is responsible for performing an independent audit of the company's consolidated financial statements. Under the guidance of a written charter adopted by the board of directors, the purpose of the audit committee is to oversee the accounting and financial reporting processes of the company and audits of its financial statements. The responsibilities of the audit committee include appointing and providing for the compensation of the registered public accounting firm.

        In this context, the audit committee reports as follows:

  1.
  The audit committee has reviewed and discussed with management Talecris's audited financial statements for the year ended December 31, 2009;

  2.
  The audit committee has discussed with representatives of PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (A1CPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

  3.
  The audit committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC's communications with the Audit Committee concerning independence, and has discussed with PwC its independence;

  4.
  The audit committee also has considered whether the provision by PwC of non-audit services to Talecris is compatible with maintaining PwC's independence; and

  5.
  Instructed the registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

        Based on the review and discussions referred to above, the audit committee recommended to the board of directors that Talecris's audited financial statements referred to above be included in Talecris's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

                      Audit Committee
                      Kenneth J. Martin
                      Paul N. Clark
                      Stuart Auerbach

Audit and Non-Audit Fees

        The table set forth below lists the fees billed to the company by PwC for audit services rendered in connection with the audits of our consolidated financial statements for the years ended December 31, 2009 and 2008, and fees billed for other services rendered by PwC during these periods.

	2009	2008
	(in thousands)
Audit Fees	$1,748	$1,434
Audit-Related Fees	$66	$154
Tax Fees	$140	$132
All Other Fees	$5	$9

Total	$1,959	$1,729

        Audit Fees include fees for services performed by PwC relating to the integrated audit of the consolidated annual financial statements, the review of financial statements included in the company's quarterly reports on Form 10-Q and statutory and regulatory filings or engagements.

        Audit-Related Fees include fees for assurance and related services performed by PwC related to the performance of the audit or review of the financial statements, including employee benefit plan audits, accounting consultations and reviews, due diligence services and other assurance services.

        Tax Fees include fees for services performed by PwC tax compliance, tax advice, and tax planning. Of these amounts, approximately $73,000 in 2009 and $39,000 in 2008 were related to tax compliance services, including transfer pricing support, income tax return preparation or review and VAT compliance. Fees for tax consulting services of approximately $67,000 in 2009 and $92,000 in 2008 were related to international, Federal, state and local tax planning, assistance with tax audits and appeals and other tax consultations.

        All Other Fees include fees for all other services performed by PwC, including software license fees for certain accounting research software.

Pre-approval of Audit and Permissible Non-Audit Services

        The audit committee must pre-approve the engagement of the independent registered public accounting firm to audit the company's consolidated financial statements. Prior to the engagement, the audit committee reviews and approves a list of services, including estimated fees, expected to be rendered during that year by the independent registered public accounting firm. Reports on projects and services are presented to the audit committee on a regular basis.

        The audit committee has established a pre-approval policy for all auditing services and permitted non-audit services, other than specified prohibited non-auditing services, to be performed for the company by its independent auditor, subject to a de minimis exception for non-audit services. Any such de minimis non-audit services not pre-approved by the audit committee must be approved by the audit committee prior to the completion of the audit. The audit committee is permitted to form and delegate authority, including the authority to grant pre-approvals of audit and permitted non-audit services, to subcommittees consisting of one or more members, provided that decisions of such subcommittee to grant pre-approvals are presented to the full audit committee at its next scheduled meeting.

        All audit, audit-related, tax and other services provided by PwC in 2009 were pre-approved by the audit committee in accordance with its pre-approval policy.

 Proposal 1—Election Of Directors

        The company's Certificate of Incorporation provides for a "classified" board of directors consisting of three classes. The number of directors is currently fixed at ten, with three directors in each of Classes I and II and four directors in Class III. After the 2010 annual meeting, the number of directors will be fixed at nine, with two directors in Class I, three directors in Class II and four directors in Class III.

        At the Annual Meeting, the stockholders will vote on the election of two Class I directors to serve for a three-year term until the annual meeting of stockholders in 2013 and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. The board of directors has unanimously nominated for election to the board of directors Paul N. Clark and Kenneth J. Martin as Class I directors. The nominees have indicated that they are willing and able to serve as directors. If Paul N. Clark and Kenneth J. Martin become unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the board of directors. The proxies being solicited will be voted for no more than two nominees at the Annual Meeting. The Class I directors will be elected by the vote of the holders of a majority of the stock having voting power, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors. Unless proxy cards are otherwise marked, the individuals named as proxies intend to vote the shares represented by proxy in favor of all of the board of directors' nominees.

        The board of directors recommends a vote FOR the election of each of the director nominees.

Proposal 2—Ratification of Independent Registered Public Accounting Firm

        In accordance with its charter, the audit committee of the board of directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the company in 2010. The audit committee requests that the stockholders ratify the appointment. PwC served as the independent registered public accounting firm for the company in 2009. If the stockholders do not ratify the appointment of PwC, the audit committee will consider the selection of another independent registered public accounting firm for 2010 and future years.

        Before selecting PwC, the audit committee carefully considered PwC's qualifications as an independent registered public accounting firm. This included a review of its performance in prior years as well as its reputation for integrity and competence in the fields of accounting and auditing. The audit committee's review also included matters required to be considered under rules of the Securities and Exchange Commission on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. The audit committee expressed its satisfaction with PwC in all of these respects.

        One or more representatives of PwC will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

        The persons named as proxies intend to vote the shares represented by proxy in favor of the ratification of the appointment of PwC as the company's independent registered public accounting firm, except to the extent a stockholder votes against or abstains from voting on this proposal.

        The board of directors, upon the recommendation of the audit committee, recommends a vote FOR the ratification of the appointment of PwC as independent registered public accounting firm for the company in 2010.

 Other Information

Form 10-K

        The company will mail without charge to any stockholder upon written request, a copy of the company's Annual Report on Form 10-K for the year ended 2009 including the audited financial statements, financial statement schedule and a list of exhibits. Requests should be sent to: Secretary, Talecris Biotherapeutics Holdings Corp., 4101 Research Commons, 79 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709.

Attending the Annual Meeting

        The 2010 Annual Meeting of Stockholders will take place at The Carolina Inn, 211 Pittsboro Street, Chapel Hill, North Carolina, on Tuesday, April 20, 2010 at 9:00 a.m., Eastern Time. The Carolina Inn is located on the campus of the University of North Carolina at Chapel Hill on Pittsboro Street between W. Cameron Avenue and McCauley Street. If you have other questions about attending the Annual Meeting, please contact Talecris Investor Relations by phone at (919) 316-2300 or email at investor.relations@talecris.com.

        Admittance to the meeting will be limited to stockholders eligible to vote or their authorized representatives. If you plan to attend the Annual Meeting, simply indicate your intention by marking the designated box on the proxy card or by following the instructions provided when you vote by Internet or telephone. Stockholders who wish to attend the Annual Meeting, but do not wish to vote by proxy prior to the meeting, may register at the door. If you hold shares through a broker, bank or other nominee, your name will not appear on the list of registered stockholders and you will be admitted only after showing proof of ownership, such as your most recent account statement or a letter from your broker or bank.

Stockholder Proposals for the 2011 Annual Meeting

        The company's Bylaws provide that advance notice of a stockholder's proposal must be delivered to the Secretary of the company at the company's principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting, or, if such meeting is announced later than the ninetieth (90th) day prior to the date of such meeting, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made.

        Other than a proposal made pursuant to Rule 14a-8, each stockholder making a proposal must provide, (A) the name and address of such person (including, if applicable, the name and address that appear on the company's books and records); and (B) the class or series and number of shares of the company that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such person, except that such person shall in all events be deemed to beneficially own any shares of any class or series of the company as to which such person has a right to acquire beneficial ownership at any time in the future. In addition, each person must provide information relating to their derivative and short positions in the company's securities, as set out in the company's Bylaws.

        Other than with respect to a proposal made pursuant to Rule 14a-8, as to each item of business that the stockholder proposes to bring before the annual meeting, (A) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of the stockholder, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the proposing stockholders or (y) between or among any proposing stockholder and any other record or beneficial holder of the shares of any class or series of the company (including their names) in connection with the proposal of such business by such stockholder.

        A copy of the full text of the provisions of the company's Bylaws dealing with stockholder proposals is available to stockholders from the Secretary of the company upon written request and on our website at www.talecris.com under "Investor Relations—Corporate Governance—Highlights."

        Under the rules of the Securities and Exchange Commission, stockholders who wish to submit proposals for inclusion in the Proxy Statement of the board of directors for the 2011 Annual Meeting of Stockholders must submit such proposals to the company by November 19, 2010. Please address such proposals to: Secretary, Talecris Biotherapeutics Holdings Corp., 4101 Research Commons, 79 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709.

Cost of Proxy Solicitation

        The company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the company may solicit proxies personally, or by telephone, without receiving additional compensation. The company, if requested, will pay brokers, banks and other fiduciaries who hold shares of common stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders.

Committee Reports

        The information set forth in the Audit Committee Report on page 48 and the Compensation Committee Report on page 12 shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, or to the liabilities of section 18 of the Exchange Act, except to the extent that the company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the company specifically incorporates it by reference.

Other Business; Results of Balloting

        As of the time of preparation of this Proxy Statement, neither the board of directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment. As of the time of preparation of this Proxy Statement, our Secretary has not received timely and proper notice from any stockholder of any other matter to be presented at the meeting. The final results of the balloting at the 2010 Annual Meeting will appear in the Company's Current Report on Form 8-K within four business days of the meeting.

YOUR VOTE IS IMPORTANT!

        You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions (1) over the Internet, (2) by telephone or (3) by mail. Please see the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the company secure a quorum and reduce the expense of additional proxy solicitation.

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

Proxy Solicited by the Board of Directors
for the Annual Meeting of Stockholders
to be Held April 20, 2010

The undersigned hereby appoints John M. Hanson and John F. Gaither, Jr.  or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Talecris Biotherapeutics Holdings Corp. (hereinafter referred to as the “company”) to be held on April 20, 2010 at The Carolina Inn, 211 Pittsboro Street, Chapel Hill, North Carolina at 9:00 a.m. local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

1.       To elect as Class I directors, to hold office until the 2013 Annual Meeting of Stockholders and until their successors are elected and qualified, the nominees listed below:

01                   Paul N. Clark

02                   Kenneth J. Martin

☐	FOR All nominees listed (except as indicated below)	☐	WITHHOLD AUTHORITY to vote (as to all nominees)

To withhold authority to vote for any individual nominee, write the nominee’s name on the line provided below.

2.                             To ratify the appointment of PricewaterhouseCoopers LLP as the company’s registered public accounting firm for the fiscal year ending December 31, 2010.

☐ For	☐ Against	☐ Abstain

The board of directors recommends that you vote FOR the above proposals. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSALS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.

Signature(s) of Stockholder(s)

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

Date: ,

PLEASE COMPLETE, DATE AND SIGN THIS PROXY
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

QuickLinks

Board of Directors
Corporate Governance
Communications with Directors
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report
Compensation Discussion & Analysis
Executive Compensation
2009 Summary Compensation Table
All Other Compensation—Fiscal Year 2009
Grants Of Plan Based Awards—Fiscal Year 2009
Outstanding Equity Awards At 2009 Fiscal Year End
Option Exercises And Stock Vested—Fiscal Year 2009
Non-Qualified Deferred Compensation—Fiscal Year 2009
Director Compensation—Fiscal Year 2009
Security Ownership of Certain Beneficial Holders and Management
Certain Relationships and Related Person Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
Audit Committee Report
Proposal 1—Election Of Directors
Proposal 2—Ratification of Independent Registered Public Accounting Firm
Other Information
YOUR VOTE IS IMPORTANT!